                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

                     EXCHANGE ACT OF 1934 (AMENDMENT NO. 2)


     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [X] Preliminary proxy statement        [X] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [ ] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                     STANDARD FEDERAL BANCORPORATION, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

     Payment of filing fee (Check the appropriate box):

     [ ] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
or Item 22(a)(2) of Schedule 14A.

     [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

        Common Stock
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     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

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     [X] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:
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     (2) Form, schedule or registration statement no.:
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     (3) Filing party:
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     (4) Date filed:
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

                               PRELIMINARY COPIES
                   CONFIDENTIAL -- FOR USE OF COMMISSION ONLY

PROXY STATEMENT
--------------------------------------------------------------------------------
STANDARD FEDERAL BANCORPORATION, INC.

                                                         [STANDARD FEDERAL LOGO]


March 7, 1997

Dear Fellow Shareholders:

You are cordially invited to attend a Special Meeting of Shareholders of Standard Federal Bancorporation, Inc. (the "Company" or "Standard Federal") to be held at 10:00 a.m., Detroit time, on Thursday, April 17, 1997, at 2600 West Big Beaver Road, Troy, Michigan 48084 (the "Special Meeting"). At the Special Meeting, the shareholders of the Company will be asked to approve and adopt a merger (the "Merger") between the Company and a newly-organized subsidiary of ABN AMRO North America, Inc. Under the terms of this Merger, each of the Company's shareholders will receive $59.00 in cash for each share of the Company's common stock. Upon consummation of the Merger, the shareholders of the Company will no longer have an ownership interest in the Company.

The Company's Board of Directors has unanimously determined that the proposal to be voted upon at the Special Meeting is fair to and in the best interests of the Company's shareholders and recommends that you vote FOR the approval of the Merger.

YOUR VOTE, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, IS EXTREMELY IMPORTANT. UNLESS A SUFFICIENT NUMBER OF SHAREHOLDER VOTES ARE RECEIVED, THE MERGER CANNOT BE APPROVED. THE BOARD OF DIRECTORS THEREFORE URGES YOU TO VOTE FOR THE MATTERS INDICATED ON THE ENCLOSED PROXY CARD AND RETURN THE PROXY CARD IMMEDIATELY WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

A Notice of Special Meeting of Shareholders and a Proxy Statement containing a discussion of the Merger are attached to this letter. We urge you to read this material carefully before voting. If you attend the meeting or for any other reason desire to revoke your proxy, you may vote in person at the meeting, even if you had previously mailed your proxy card.

On behalf of the Board of Directors of the Company, I wish to thank you for your continued support.

Sincerely,

THOMAS R. RICKETTS

Thomas R. Ricketts
Chairman of the Board and President

PLEASE DO NOT SEND YOUR COMMON STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS CONSUMMATED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

WHETHER OR NOT YOU EXPECT TO ATTEND THIS SPECIAL MEETING, PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                               PRELIMINARY COPIES
                   CONFIDENTIAL -- FOR USE OF COMMISSION ONLY

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 17, 1997
--------------------------------------------------------------------------------
STANDARD FEDERAL BANCORPORATION, INC.
2600 West Big Beaver Road
Troy, Michigan 48084
810/643-9600

                                                         [STANDARD FEDERAL LOGO]
March 7, 1997

Notice is hereby given that a Special Meeting of Shareholders (the "Special Meeting") of Standard Federal Bancorporation, Inc., a Michigan corporation (the "Company" or "Standard Federal"), will be held at 10:00 a.m., Detroit time, on Thursday, April 17, 1997, at 2600 West Big Beaver Road, Troy, Michigan 48084, for the following purposes:

(1) To approve and adopt an Agreement and Plan of Merger, dated November 21, 1996 (the "Merger Agreement"), by and among ABN AMRO North America, Inc., a Delaware corporation ("AANA"), Heitritz Corp., a Delaware corporation and wholly-owned subsidiary of AANA ("MergerSub"), and the Company. Under the terms of the Merger Agreement, MergerSub will be merged with and into the Company (the "Merger"), each issued and outstanding share of common stock of the Company ("Common Stock") (except for shares of Common Stock held by AANA or MergerSub) will be converted into the right to receive $59.00 in cash (the "Merger Consideration") and each option issued and outstanding under the Company's present stock option plans immediately prior to the Merger will be converted into the right to receive in cash the difference between the Merger Consideration and the applicable option exercise price. A copy of the Merger Agreement is attached as Annex A to the Proxy Statement enclosed herewith.

(2) To transact such other business as properly may come before the Special Meeting or any adjournment thereof.

The Board of Directors has selected February 24, 1997, as the record date (the "Record Date") for the Special Meeting. Only shareholders of record at the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting and any adjournment thereof.

Please complete, date and sign the enclosed proxy card promptly and return it in the accompanying postage prepaid envelope, whether or not you expect to attend the Special Meeting, in order to assure that your shares of Common Stock will be represented. No matter how many or how few shares of Common Stock you own, your vote is important. Since mail delays occur, IT IS IMPORTANT THAT THE PROXY CARD BE MAILED WELL IN ADVANCE OF THE DATE OF THE SPECIAL MEETING. Any shareholder giving a proxy has the right to revoke it at any time before it is voted. If you receive more than one proxy card because your shares of Common Stock are registered in different names or addresses, each proxy card should be signed and returned to ensure that all your shares of Common Stock will be voted properly.

If a shareholder is a participant in the Company's Dividend Reinvestment/Cash Purchase Plan ("DRP"), the Proxy Card will also serve to direct Registrar and Transfer Company, the Administrator of the DRP, regarding the voting of any whole shares of the Company's Common Stock held for the participant under the DRP at the close of business on the Record Date.

BY ORDER OF THE BOARD OF DIRECTORS,

Garry G. Carley

GARRY G. CARLEY,
Executive Vice President and Secretary
Troy, Michigan

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Introduction................................................    1
  Record Date; Vote Required................................    1
  Voting and Revocation of Proxies..........................    2
  Solicitation of Proxies...................................    2
Summary.....................................................    3
  Purpose of the Special Meeting; Vote Required.............    3
  The Parties...............................................    3
  Time, Place and Date of Special Meeting; Record Date......    4
  Terms of the Merger.......................................    4
  Effective Time; Conditions to and Termination of the
     Merger.................................................    4
  Interests of Certain Persons in the Merger................    5
  Termination Fees..........................................    5
  The Option Agreement......................................    6
  Recommendation of the Board of Directors..................    6
  No Appraisal Rights for Dissenting Shareholders...........    7
  Certain Federal Income Tax Consequences...................    7
  Accounting Treatment......................................    7
  Price Range of the Shares of Common Stock; Dividends......    7
  Selected Consolidated Financial Data......................    8
The Merger..................................................   10
  Background of the Merger..................................   10
  Reasons for the Merger....................................   13
  Opinion of Financial Advisor..............................   14
  The Merger Agreement......................................   18
  Interests of Certain Persons in the Merger................   25
  Effect on Employee Benefit Plans..........................   28
  Regulatory Approvals......................................   28
  Option Agreement..........................................   30
  No Dissenters' Rights.....................................   31
  Information Regarding ABN AMRO North America, Inc.........   31
  AANA's Financial Ability to Consummate the Merger.........   32
  Certain Material Federal Income Tax Consequences..........   32
  Payment for Shares of Common Stock........................   33
Security Ownership of Certain Beneficial Owners, Directors
  and Executive Officers....................................   34
  Principal Shareholders....................................   34
  Directors and Executive Officers..........................   35
Experts.....................................................   35
Shareholder Proposals for 1997 Annual Meeting...............   35
Incorporation of Certain Documents by Reference.............   36
Other Business..............................................   36
Annex A -- Merger Agreement
Annex B -- Option Agreement
Annex C -- Fairness Opinion of Merrill Lynch & Co.

                               PRELIMINARY COPIES
                   CONFIDENTIAL -- FOR USE OF COMMISSION ONLY

PROXY STATEMENT
--------------------------------------------------------------------------------
STANDARD FEDERAL BANCORPORATION, INC.

SPECIAL MEETING OF SHAREHOLDERS
To be held on April 17, 1997
                                                         [STANDARD FEDERAL LOGO]

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Standard Federal Bancorporation, Inc. (the "Company" or "Standard Federal") for use at the Special Meeting of Shareholders of the Company to be held on Thursday, April 17, 1997, and any adjournments thereof (the "Special Meeting"). This Proxy Statement and an accompanying Proxy Card are being mailed to shareholders on or about March 7, 1997.

RECORD DATE; VOTE REQUIRED

The close of business on February 24, 1997, has been selected as the record date (the "Record Date") for the determination of shareholders entitled to notice of
and to vote at the Special Meeting. On that date,        shares of the Company's
common stock (the "Common Stock") were outstanding. Shareholders will be entitled to one vote for each share of Common Stock held by them of record at the close of business on the Record Date on the matters to be presented for consideration and action by the shareholders.

The holders of a majority of the outstanding shares of Common Stock if present in person or by proxy will constitute a quorum for the transaction of business at the Special Meeting. In the event that less than a majority of the outstanding shares of Common Stock are present at the Special Meeting, either in person or by proxy, a majority of the shares of Common Stock so represented may vote to adjourn the Special Meeting from time to time without further notice. The inspectors of election appointed for the Special Meeting will determine the existence of a quorum and will tabulate the votes cast at the Special Meeting. Abstentions will be treated as shares of Common Stock that are present and entitled to vote for purposes of determining the presence of a quorum but will have the same effect as votes cast against the proposals for purposes of determining the approval of the Merger (as hereinafter described). If a broker indicates on the proxy that he or she does not have discretionary authority to vote on a particular matter as to certain shares of Common Stock, those shares of Common Stock will be counted for general quorum purposes but will not be considered as present and entitled to vote with respect to that matter and will therefore have the effect of a vote cast against the proposal for purposes of determining approval of the Merger. In general, brokers will not have discretionary authority to vote with respect to approval of the Merger. Accordingly, beneficial owners of shares of Common Stock held in "street name" by brokers or nominee holders are encouraged to contact such brokers or holders with respect to the voting of such shares. The affirmative vote of at least a majority of the issued and outstanding shares of Common Stock entitled to vote is required to approve the Merger Agreement.

If a stockholder is a participant in the Company's Dividend Reinvestment/Cash Purchase Plan (the "DRP"), the Proxy Card will also serve to direct Registrar and Transfer Company regarding the voting of any whole shares of Common Stock held for the participant under the DRP at the close of business on the Record Date. Shares beneficially owned by participants in the DRP for which no voting directions are received will not be voted. The DRP permits participants to invest quarterly cash dividends in additional shares of Common Stock.

VOTING AND REVOCATION OF PROXIES

All shares of Common Stock entitled to vote that are represented by a properly executed and unrevoked proxy received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions given thereon. IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY, SUCH SHARES OF COMMON STOCK WILL BE VOTED FOR APPROVAL OF THE PROPOSAL TO BE PRESENTED AT THE SPECIAL MEETING. Persons appointed as proxies will also be entitled to vote in their discretion on any other matters that may properly come before the Special Meeting and any adjournments thereof. The Company does not know of any matters other than the proposal described herein that may be presented for consideration at the Special Meeting.

Any proxy given by a shareholder may be revoked by the holder at any time before it is voted at the Special Meeting by (i) attending the Special Meeting and voting in person (attendance at the Special Meeting will not in and of itself constitute revocation of a proxy unless the shareholder votes in person using ballots distributed at the Special Meeting for such purpose), (ii) filing a written notice of revocation with the Executive Vice President and Secretary of the Company prior to or at the Special Meeting, or (iii) duly executing and delivering a proxy bearing a later date to the Executive Vice President and Secretary of the Company prior to the exercise of the proxy. Written notices of revocation of a proxy should be addressed to Garry G. Carley, Executive Vice President and Secretary, Standard Federal Bancorporation, Inc., 2600 West Big Beaver Road, Troy, Michigan 48084.

SOLICITATION OF PROXIES

All expenses of soliciting proxies will be borne by the Company. [The Company has retained Georgeson & Company Inc. to assist in the solicitation of proxies. The Company will pay to Georgeson & Company Inc. a fee for proxy solicitation
services in the amount of $   ,000 plus actual out-of-pocket expenses. In
addition,] officers and employees of the Company may solicit proxies personally, by mail, by telephone or by facsimile, to the extent necessary to ensure sufficient representation at the Special Meeting. Such officers and employees will not receive any additional compensation for such solicitation. The Company also will request brokers, custodians and other nominees or fiduciaries to send proxy materials to, and to obtain proxies from, beneficial owners of stock and will reimburse such parties for their reasonable expenses in doing so.

SUMMARY

The following is a brief summary of certain information contained in this Proxy Statement and the documents incorporated herein by reference. This summary does not contain a complete statement of all material information relating to the proposed Merger and related transactions, and is subject to and qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement, including the Annexes hereto, and documents incorporated into this Proxy Statement by reference.

Shareholders are urged to read carefully this Proxy Statement, the Annexes and such documents incorporated by reference in their entirety.

PURPOSE OF THE SPECIAL MEETING; VOTE REQUIRED

At the Special Meeting, shareholders of Standard Federal will be asked to vote to approve and adopt an Agreement and Plan of Merger, dated November 21, 1996 (the "Merger Agreement"), by and among ABN AMRO North America, Inc., a Delaware corporation ("AANA"), Heitritz Corp., a Delaware corporation and wholly-owned subsidiary of AANA ("MergerSub"), and Standard Federal Bancorporation, Inc., a Michigan corporation (the "Company" or "Standard Federal"). Under the terms of the Merger Agreement, MergerSub will be merged with and into the Company (the "Merger"). A copy of the Merger Agreement is attached as Annex A hereto. See "The Merger." The affirmative vote of the holders of at least a majority of the issued and outstanding shares of common stock of the Company ("Common Stock") that are entitled to vote on the Merger is required to approve and adopt the Merger Agreement.

In order for the Merger and the related transactions to be consummated, the Merger must be approved by the Board of Governors of the Federal Reserve System, by the Commissioner of the Michigan Financial Institutions Bureau, by the Committee on Foreign Investment in the United States and by the Dutch Central Bank (collectively, the "Regulatory Approvals"). See "The Merger -- Regulatory Approvals."

As of the Record Date (as hereinafter defined), the executive officers and directors of the Company may be deemed to be beneficial owners of
shares of Common Stock in the aggregate, or approximately      % of the shares
of Common Stock outstanding and stock options currently exercisable at that
date. These shares include           shares subject to currently exercisable
stock options. See "Security Ownership of Certain Beneficial Owners, Directors and Executive Officers."

If the Merger Agreement is not approved by the shareholders of the Company or the Merger is not consummated for other reasons, the Company intends that its current management will continue to manage the Company as an ongoing business in the same general manner as it is now being conducted.

THE PARTIES

The Company is a unitary savings and loan holding company, and its principal subsidiary is Standard Federal Bank (the "Bank"). The Bank is a federal savings bank that operates 182 banking centers, over 400 automated teller machines and 11 retail home banking centers throughout Michigan, Indiana, Ohio and Illinois. Through its InterFirst Division, the Bank also conducts a wholesale mortgage banking business throughout the United States.

As of December 31, 1996, the Company had consolidated total assets of
$          billion, total deposits of $          billion, $          billion of
loans serviced for others and shareholders' equity of $          million. Based
on deposits, the Bank was the        largest thrift institution in the United
States at December 31, 1996. The Company's consolidated net income for the year
ended December 31, 1996 was $          million. The Company's principal offices
are located at 2600 West Big Beaver Road, Troy, Michigan 48084, and its telephone number is (810) 643-9600.

The Company is subject to the informational filing requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") relating to its business, financial condition and other matters. Such reports, proxy statements and other information may be examined at, and copies may be obtained from, the Commission.

AANA, is owned by Netherlands-based ABN AMRO Bank N.V. ("ABN AMRO Bank"), the world's 14th largest bank in terms of assets at June 30, 1996, with over 1,600 locations in 69 countries. AANA is a Delaware corporation and management company for ABN AMRO Bank's banking and other financial services operations. AANA's principal subsidiaries include LaSalle National Corporation and LaSalle Bank, FSB. LaSalle National Corporation is the holding company for LaSalle National Bank, the fifth largest bank in Chicago, and for three community banks, LaSalle Bank, LaSalle Bank NI and LaSalle Northwest National Bank. At December 31, 1996,
AANA had consolidated total assets of $          billion, total deposits of
$          billion and stockholder's equity of $          billion. AANA's
principal offices are located at 135 South LaSalle Street, Chicago, Illinois 60603, and its telephone number is (312) 443-2000.

TIME, PLACE AND DATE OF SPECIAL MEETING; RECORD DATE

This Proxy Statement is being furnished to shareholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for use at a special meeting of shareholders (the "Special Meeting"), to be held at 10:00 a.m., Detroit time, on Thursday, April 17, 1997, at 2600 West Big Beaver Road, Troy, Michigan 48084, and at any adjournment thereof. Only holders of record of shares of Common Stock at the close of business on February 24, 1997 (the "Record Date"), are entitled to notice of and to vote at the
Special Meeting. At the Record Date, there were           shares of Common Stock
outstanding and entitled to vote, held by approximately           holders of
record.

TERMS OF THE MERGER

After the adoption and approval of the Merger Agreement by the shareholders of the Company and the satisfaction or, where permissible, waiver of other conditions to the Merger and upon the proper and timely filing of Certificates of Merger with the Michigan Department of Consumer and Industry Services and the Delaware Secretary of State (the "Effective Time"), MergerSub will be merged with and into the Company. Although the Company will continue as the surviving corporation (the "Surviving Corporation"), all current shareholders of the Company (exclusive of AANA and MergerSub) will have their ownership interest in the Company extinguished. At the Effective Time, each issued and outstanding share of Common Stock (except for shares of Common Stock held by AANA or MergerSub) will be automatically converted into the right to receive $59.00 in cash (the "Merger Consideration") and each issued and outstanding share of common stock of MergerSub will be converted into one share of common stock of the Surviving Corporation, and all such shares will be owned by AANA. In addition, each option granted under the Company's First Amended Employee Stock Option and Appreciation Rights Plan and the Company's 1995 Stock Option and Shareholder Value Plan (the "Company Incentive Plans") issued and outstanding immediately prior to the Effective Time will be converted into the right to receive cash equal to the difference between the Merger Consideration and the applicable option exercise price. Thereafter, the Company's existing shareholders will have no remaining interest in the Company and no interest in AANA or the Surviving Corporation. See "The Merger."

Promptly after completion of the Merger, a transmittal letter and instructions for surrendering certificates representing shares of Common Stock will be mailed to each holder of record of shares of Common Stock at the Effective Time. LaSalle National Bank will act as the exchange agent for this process. DO NOT SEND STOCK CERTIFICATES WITH YOUR PROXY. Instructions concerning surrender of your stock certificates will be delivered to you shortly after the Merger is consummated. Since no interest will be paid on the Merger Consideration, it is recommended that certificates be surrendered promptly after consummation of the Merger and receipt of the transmittal letter and instructions referred to above to obtain payment as quickly as possible. See "The Merger -- Payment for Shares of Common Stock."

EFFECTIVE TIME; CONDITIONS TO AND TERMINATION OF THE MERGER

Completion of the Merger is subject to various conditions, including approval of the Merger by the shareholders of the Company and receipt of all regulatory
approvals. On           , 1997, AANA filed its application with the Board of
Governors of the Federal Reserve System and on           , 1997, AANA filed its
application for approval with the Michigan Commissioner of Financial
Institutions. On           , 1997, AANA requested a determination by the
Committee on Foreign Investment in the United States that no investigation of the Merger is necessary under the Exon-Florio Amendment. On December 6, 1996, the Dutch Central Bank advised ABN AMRO Bank that it had granted a declaration of no objection to the Merger. Under applicable law, the U.S. Department of Justice may challenge the Merger on antitrust grounds within 15 days after its approval by the Board of Governors of the Federal Reserve System, although no such challenge is expected. See "The Merger -- Regulatory Approvals."

The Merger Agreement may be terminated and the Merger abandoned, notwithstanding approval by the shareholders of the Company, as follows: (i) by the mutual consent of AANA and the Company; (ii) by either AANA or the Company (a) if any conditions to the other party's obligation to consummate the Merger become impossible to satisfy and such party has used its best efforts and acted in good faith and is not in breach of or default under the Merger Agreement, (b) if the Effective Time has not occurred on or before December 31, 1997, or (c) if the other party is in material breach of or default under the Merger Agreement which has not been cured within 30 days of written notice; and (iii) by AANA (a) in the event any disclosure schedule or amendment or supplement to the Merger Agreement discloses certain specified matters, or (b) if a public announcement with respect to a proposal, plan or intention to effect an Acquisition Transaction has been made by a person other than AANA or its affiliates and the Board of Directors of the Company fails to publicly reject or oppose such proposed Acquisition Transaction within 10 days of its public announcement or if the Board of Directors of the Company modifies, amends or withdraws its recommendation of the Merger Agreement and the Merger (for a definition of Acquisition Transaction, see "The Merger -- The Merger Agreement-Acquisition Transaction").

INTERESTS OF CERTAIN PERSONS IN THE MERGER


Pursuant to the Merger Agreement, AANA has agreed to elect Thomas R. Ricketts, who is currently Chairman and President of the Company and the Bank, to the Board of Directors of LaSalle Bank, FSB, and to continue him as Chairman and a Director of the Bank and to pay Mr. Ricketts $350,000 annual compensation for such services. AANA has also agreed to employ Garry G. Carley, Ronald J. Palmer and Joseph Krul, who are currently executive officers of the Company and the Bank, at annual salaries of $250,000, $200,000 and $175,000, respectively, and each will be eligible to receive annual cash bonuses and participate in AANA's long-term incentive program. In addition, AANA has agreed to appoint Mr. Carley, William E. Hoglund, John M. O'Hara, E.G. Wilkinson, Jr., and David P. Williams, all of whom are currently directors of the Company and the Bank, as directors of the Bank after the Merger. See "The Merger -- Interests of Certain Persons in the Merger -- Employment Agreements and Directorships with the Bank."



Consummation of the Merger will result in payments of approximately $26.7 million in the aggregate being made and/or benefits provided to the four executive officers of the Company and the Bank under various existing employment agreements, tax-qualified plans, nonqualified plans, and stock- and cash-based compensation plans and arrangements. See "The Merger -- Interests of Certain Persons in the Merger" and "The Merger -- Effect on Employee Benefit Plans."


TERMINATION FEES


Pursuant to the Merger Agreement, and provided that AANA has not breached in any material respect its obligations under the Merger Agreement, the Company is obligated to pay AANA a cash fee of $10,000,000 (the "Termination Fee") for all costs, fees and expenses incurred by AANA if the Merger Agreement is terminated due to certain events. Included among such events is the failure of the shareholders of the Company to approve the Merger. In addition, the Termination Fee is due and payable in the event the Merger Agreement is terminated by Board of Directors of AANA due to (i) a material breach of, or material default under, the Merger Agreement by the Company or (ii) the public announcement of an Acquisition Transaction and such Acquisition Transaction is consummated within two years of the date of the termination of the Agreement.


The Merger Agreement also provides that AANA is obligated to pay the Company a cash fee of $5,000,000 for all costs, fees and expenses incurred by the Company if the Merger Agreement is terminated by the Board of Directors of the Company due to a material breach of, or material default under, the Merger Agreement by AANA. See "The Merger -- The Merger Agreement."

THE OPTION AGREEMENT


On November 21, 1996, the date the Merger Agreement was executed, the Company, as grantor, and AANA, as grantee, also executed an Option Agreement (the "Option Agreement") under which the Company has granted to AANA an option to purchase an aggregate amount of up to 6,209,894 newly issued shares of Company Common Stock, subject to adjustment in certain circumstances (19.9% of the authorized and outstanding shares of Common Stock), at a purchase price of $52.50 per share (the "Option"). The execution and delivery of the Option Agreement, including the $52.50 exercise price, was an express condition to AANA entering into the Merger Agreement, and provides AANA with an economic benefit in the event of a successful competing bid. On that date the closing price for the Company's Common Stock was $58.00. The Option may be exercised by AANA upon the occurrence of certain "Triggering Events" and for a period of up to twenty-four (24) months after such occurrence. A Triggering Event occurs if (a) the Board of Directors of the Company withdraws its support of the Merger or if the Board of Directors of the Company fails to recommend the Merger; (b) any person or group, other than AANA or any of its affiliates, acquires 10% or more of the outstanding Common Stock of the Company or securities representing the right or option to acquire 10% or more of the outstanding Common Stock of the Company and, if upon the occurrence of such acquisition, the Board of Directors of the Company (1) recommends such acquisition to the Company's shareholders; (2) fails to oppose such acquisition; or (3) fails to recommend or withdraws its approval of the Merger Agreement; (c) any person or group, other than AANA or any of its affiliates, enters into an agreement with the Company pursuant to which such person would merge or consolidate or acquire all of the assets of the Company; or (d) any person or group, other than AANA or any of its affiliates, makes a bona fide offer to merge, consolidate or acquire all of the assets of the Company and there is a willful and material breach of the Merger Agreement by the Company.



A Triggering Event has not occurred as of the date hereof. The Option Agreement and the Termination Fee have the effect of discouraging persons who might now or in the future be interested in acquiring all or a significant interest in the Company from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for the Company Common Stock than the Merger Consideration. If AANA elects to exercise the Option, such exercise would inhibit any acquiror of the Company (other than AANA) from accounting for any acquisition of the Company using the "pooling of interests" accounting method. Such method is often preferred by an acquiror proposing an acquisition. The Termination Fee and the Option Agreement are intended to increase the likelihood that the Merger will be consummated. If the Option is exercised by AANA, the total of the consideration that may be received by AANA in respect of the Option Agreement and the Termination Fee described above may not exceed $90 million. This limit was also an express condition to AANA entering into the Merger Agreement. See "The Merger -- The Option Agreement." A copy of the Option Agreement is attached hereto as Annex B.


RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS APPROVED THE MERGER AGREEMENT ON NOVEMBER 21, 1996, BY UNANIMOUS VOTE OF ALL DIRECTORS, AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT. The Board of Directors, after consideration of the terms and conditions of the Merger Agreement and other factors deemed relevant by them, including the opinion of Merrill Lynch & Co. ("Merrill Lynch") referred to below, has determined that the terms of the Merger are fair to the shareholders of the Company from a financial point of view, and that the Merger is in the best interests of the Company and its shareholders. See "The Merger -- Background of the Merger" and "The Merger -- Reasons for the Merger -- Opinion of Financial Advisor."

Merrill Lynch, the Company's financial advisor, has rendered its opinion to the Board of Directors that the Merger Consideration to be received by shareholders of the Company is fair to such shareholders (other than AANA and its affiliates) from a financial point of view. THIS OPINION, WHICH IS ATTACHED HERETO AS ANNEX C, SHOULD BE READ IN ITS ENTIRETY WITH RESPECT TO THE MATTERS CONSIDERED AND LIMITS OF THE REVIEW UNDERTAKEN BY MERRILL LYNCH IN RENDERING SUCH OPINION. See "The Merger -- Opinion of Financial Advisor."

NO APPRAISAL RIGHTS FOR DISSENTING SHAREHOLDERS

Under applicable provisions of the Michigan Business Corporation Act (the "MBCA"), shareholders of the Company who vote against the Merger do not have any rights to dissent from the Merger and exercise any sort of "appraisal" rights. See "The Merger -- No Dissenters' Rights."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

In general, the receipt of cash for shares of Common Stock pursuant to the terms of the Merger Agreement will be a taxable transaction for federal income tax purposes and may be a taxable transaction for state, local and other tax purposes as well. Shareholders are urged to consult their own tax advisors to consider the particular tax consequences of the Merger to them. See "The Merger -- Certain Material Federal Income Tax Consequences."

ACCOUNTING TREATMENT

The Merger will be accounted for as a "purchase" transaction.

PRICE RANGE OF THE SHARES OF COMMON STOCK; DIVIDENDS

The Company's shares of Common Stock of the Company are listed and traded on the New York Stock Exchange under the symbol "SFB." The table below sets forth the high and low per share closing sales prices for the shares of Common Stock reported and cash dividends paid during the periods indicated.

                YEAR ENDED DECEMBER 31,                      HIGH           LOW           DIVIDENDS PER SHARE
--------------------------------------------------------    ------         ------                -----
1992....................................................    $24.88         $16.50                $0.46
1993....................................................     32.25          18.50                 0.54
1994....................................................     29.75          22.25                 0.62
1995....................................................     40.88          23.75                 0.70
1996....................................................     58.00          36.63                 0.78
1997 (through March   , 1997)...........................                                          0.20

On November 21, 1996, the last full trading day prior to the announcement of the execution of the Merger Agreement, the per share closing price as reported on
the New York Stock Exchange was $58.00. On March   , 1997, the per share closing
price as reported on the New York Stock Exchange was $       . Shareholders may
wish to obtain a current quotation for the shares of Common Stock.

SELECTED CONSOLIDATED FINANCIAL DATA

The following tables set forth selected consolidated financial data for the Company for each of the four years ended December 31, 1992 through 1995, and selected unaudited consolidated financial data for the nine month periods ended September 30, 1996, and 1995. The data for the four years ended December 31, 1995, has been derived from, and should be read in conjunction with, the audited consolidated financial statements of the Company and its subsidiaries for such years, including the notes thereto and the reports thereon of

                                                                 AT OR FOR THE NINE MONTHS
                                                                    ENDED SEPTEMBER 30,
                                                                ----------------------------
                                                                   1996             1995
                                                                   ----             ----
                                                                (UNAUDITED)      (UNAUDITED)

SUMMARY OF CONSOLIDATED STATEMENTS OF INCOME:
  Interest income...........................................    $   765,484      $   682,458
  Interest expense..........................................        480,676          443,560
  Net interest income.......................................        284,808          238,898
  Provisions for losses.....................................          2,184              564
  Net interest income after provisions for losses...........        282,624          238,334
  Net gains.................................................         14,296            7,902
  Other income..............................................         44,275           38,876
  Operating and administrative expenses(1)..................        247,036          146,456
  Income before federal income tax provision and the
    cumulative effect of an accounting change...............         94,159          138,656
  Provision for federal income taxes........................         34,300           50,350
  Income before the cumulative effect of an accounting
    change..................................................         59,859           88,306
  Cumulative effect of a change in accounting for
    goodwill................................................        (43,032)              --
  Net income................................................        $16,827          $88,306
  Earnings per share
    Income before the cumulative effect of a change in
     accounting for goodwill................................          $1.86            $2.73
    Net income..............................................          $0.52            $2.73
  Dividends per common share................................          $0.58            $0.52
  Dividend payout ratio(2)..................................           18.0%            19.0%
SUMMARY OF CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION:
  Total assets..............................................    $15,353,682      $13,271,994
  Investments...............................................        534,270          267,841
  Mortgage-backed securities................................      3,001,637        2,591,710
  Loans receivable..........................................     11,029,395        9,776,946
  Cost in excess of fair value of net assets acquired.......        166,739          139,827
  Deposits..................................................     10,786,092        9,137,305
  Borrowings................................................      3,116,029        2,840,484
  Shareholders' equity......................................        895,703          878,468
OTHER FINANCIAL AND STATISTICAL DATA:
  Core capital ratio........................................           5.05%            5.56%
  Tangible capital ratio....................................           4.95%            5.41%
  Risk-based capital ratio..................................          10.67%           11.75%
  Interest rate spread during the period....................           2.54%            2.38%
  Net interest margin on average earning assets.............           2.81%            2.66%
  Operating expense ratio(3)................................          51.09%           48.28%
  Ratio of non-performing assets to total assets............           0.59%            0.38%
  Return on average assets(4)...............................           0.16%            0.93%
  Equity-to-assets ratio (at end of period).................           5.83%            6.62%
  Equity-to-assets ratio (average for period)...............           6.37%            6.67%
  Return on average shareholders' equity(5).................           2.49%           13.91%
  Number of full-service Banking Centers....................            181              164
  Number of Home Lending Centers (retail)...................             11               11
  Number of Loan Production Offices (wholesale).............             28               24

-------------------------
(1) Included in the 1996 operating and administrative expenses is a one-time industry wide assessment, mandated by federal law, the Company's portion of which totaled $67,311,000, before tax, for the recapitalization of the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation.

(2) The dividend payout ratio calculated for the nine months ended September 30, 1996 excludes the effect of the SAIF recapitalization expense and the cumulative effect of a change in accounting for goodwill.

(3) Total operating and administrative expenses (excluding goodwill amortization) divided by the sum of net interest income and other recurring income (primarily fees and charges). For 1996, this ratio excludes the SAIF recapitalization expense. This ratio is often referred to as an "efficiency ratio".

Deloitte & Touche LLP, independent auditors for the Company, as well as the Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, which is incorporated herein by reference. The data for the nine month periods ended September 30, 1996, and 1995, is unaudited but has been derived from the Company's unaudited consolidated financial statements included in its Quarterly Report on Form 10-Q for the period ended September 30, 1996, which is incorporated herein by reference.

                   AT OR FOR THE YEAR ENDED DECEMBER 31,
----------------------------------------------------------------------------
      1995                1994                1993                1992
      ----                ----                ----                ----
 (IN THOUSANDS, EXCEPT SHARE DATA AND OTHER FINANCIAL AND STATISTICAL DATA)
      $   925,703         $   774,996         $   715,059         $  758,181
          603,219             444,349             426,428            498,586
          322,484             330,647             288,631            259,595
            1,304                 184              11,311             11,728
          321,180             330,463             277,320            247,867
           20,694               6,957              23,477             28,235
           44,339              47,710              30,488             16,279
          198,012             198,527             151,323            143,468
          188,201             186,603             179,962            148,913
           68,700              67,600              64,400             53,300
          119,501             119,003             115,562             95,613
               --                  --                  --                 --
         $119,501            $119,003            $115,562            $95,613
            $3.70               $3.70               $3.60              $3.00
            $3.70               $3.70               $3.60              $3.00
            $0.70               $0.62               $0.54              $0.46
             18.9%               16.8%               15.0%              15.3%
      $13,275,608         $12,076,933         $10,905,397         $9,544,731
          227,774             369,049             316,379            543,149
        3,189,433           2,527,476           2,438,169          3,175,781
        9,197,725           8,488,385           7,435,063          5,247,577
           35,874             151,381             149,914            120,568
        9,151,929           8,150,121           7,790,555          6,527,603
        2,818,217           2,772,715           1,989,350          2,081,312
          916,263             812,824             710,500            609,071
             5.82%               6.10%               6.01%              6.14%
             5.67%               5.53%               5.08%              5.14%
             2.53%              12.83%              12.74%             13.53%
             2.36%               2.90%               2.86%              2.62%
             2.64%               3.11%               3.10%              2.89%
            48.63%              48.60%              44.08%             47.44%
             0.39%               0.43%               0.71%              0.75%
             0.93%               1.05%               1.17%              1.00%
             6.90%               6.73%               6.52%              6.38%
             6.67%               6.69%               6.64%              5.90%
            13.93%              15.68%              17.61%             16.93%
              166                 168                 169                123
               11                  10                   9                  7
               24                  27                  13                 --

(4) The return on average assets for 1996 has been annualized and includes the effect of the SAIF recapitalization and the cumulative effect of a change in accounting for goodwill. Excluding these one-time only items, the Company's
    return on average assets would have been     % for the nine months ended
    September 30, 1996.

(5) The return on average equity for 1996 has been annualized and includes the effect of the SAIF recapitalization and the cumulative effect of a change in accounting for goodwill. Excluding these one-time only items, the Company's
    return on average equity would have been     % for the nine months ended
    September 30, 1996.

THE MERGER

BACKGROUND OF THE MERGER

Since the mid-1980s, the Company and its principal subsidiary, the Bank, have carried out an expansion strategy as the result of which the Bank has become the 6th largest SAIF-insured thrift institution in the nation, measured by total assets as of December 31, 1996, and, according to industry publications, the nation's largest thrift institution originator of single-family mortgage loans during 1996. From time to time during this period, inquiries were received from other financial institutions regarding the Company's interest in affiliating with a larger financial institution.

During the first half of 1994, the Bank was approached by the Chief Executive Officer of a larger mid-Western bank holding company concerning a possible merger. Mr. Ricketts reported this contact to the Bank's Board of Directors, which authorized him to continue preliminary discussions with this institution and to engage the investment banking firm of Merrill Lynch to advise the Bank regarding available strategic alternatives. Subsequently, a process was conducted with a view to identifying other parties that might have an interest in discussing an acquisition or merger with the Bank pursuant to parameters under consideration by the Board of Directors. Each identified party was provided with information regarding the Bank. After a review of this information, two parties were selected to continue discussions regarding a possible transaction. Both parties were provided with additional information and given the opportunity to review materials with management of the Bank. Preliminary negotiations were then commenced with both parties.

During the course of preliminary negotiations, it became apparent that the parameters outlined by the Bank's Board of Directors for a possible sale of the Bank would not be met. At this point, the sale process was terminated and the Bank's Board of Directors determined in November 1994 that a sale of the Bank not be pursued at that time. Thereafter, the Bank took a series of actions designed to enhance shareholder value, including reorganizing into a holding company structure in the spring of 1995, implementing a stock repurchase program and expanding into the Chicago, Illinois market area in mid-1996.

Throughout 1995 and 1996 significant consolidation in the financial services industry continued. During 1995, Mr. Ricketts was approached by several other mid-Western financial institutions, and each indicated varying degrees of interest in exploring the possibility of a business combination with the Company. Preliminary discussions were held by senior executive officers of the Company with each institution, but these discussions were typically general in nature and never developed into serious negotiations.

In July 1996, the Company requested Merrill Lynch to again advise it regarding available strategic alternatives. Merrill Lynch was instructed to identify those financial institutions that had in the past expressed serious interest in effecting a business combination with the Company or which Merrill Lynch believed would have such an interest. During August 1996, Merrill Lynch contacted 21 financial institutions to determine their level of interest in a possible transaction. Of these, 10 institutions executed confidentiality and standstill agreements with Merrill Lynch, as the Company's agent, and were provided with a confidential memorandum prepared by Merrill Lynch regarding the Company. Each was asked to submit by September 26, 1996 a preliminary, non-binding indication of interest to acquire the Company.

During September 1996, another mid-Western thrift holding company (the "MTHC") that had previously informally expressed an interest in acquiring the Company was contacted. Following this contact, the MTHC executed a confidentiality and standstill agreement that was identical in substance to those agreed to by the other prospective interested parties. The MTHC was then furnished with certain confidential information concerning the Company and invited to submit its preliminary non-binding indication of interest to acquire the Company. In September 1996, the Company received preliminary indications of interest in acquiring the Company from AANA and the MTHC, subject, in each case, to completion of an off-site due diligence review of the Company.

Based on the indications of interest received from AANA and the MTHC, senior executive officers of the Company invited both to conduct an investigation of the Company and its business and to submit a list of materials that each desired to examine as a part of their investigation. The Company's Board of Directors was advised of these developments, among others, at a meeting held on October 11, 1996. During October 1996,

AANA and the MTHC conducted their investigations of the Company at a location removed from the Company's offices. Numerous conversations occurred during the last half of October with both AANA and the MTHC regarding the results of their due diligence investigations.


At the Company's Board of Directors meeting held on October 17, 1996, the Company's outside counsel discussed the fiduciary duties of the Board and the process that should be observed in connection with any possible business combination. At this meeting, Merrill Lynch was authorized to solicit from AANA and the MTHC definitive proposals for a business combination with the Company in order to evaluate the significance of such proposals against the Company's alternative of remaining independent.



Following completion of their due diligence investigations, on November 6, 1996 the Company received final definitive proposals from AANA and the MTHC. The proposal from AANA was for a merger involving an all cash consideration of $58.00 per share for the Company's Common Stock, while the MTHC's proposal was for a merger involving a stock-for-stock exchange of MTHC common stock for shares of the Company's Common Stock at a fixed exchange ratio without any guarantee of value between the time of signing and the closing of the proposed merger. Based on the reported closing sales price of MTHC common stock on November 6, 1996, the value for each share of the Company's Common Stock proposed by the MTHC was $55.86, a lower value than the AANA offer. On November 6 and 7, 1996, senior executive officers of the Company met with outside counsel and Merrill Lynch to review the two proposals, and Merrill Lynch was instructed by management and outside counsel to continue discussions with both AANA and the MTHC to clarify certain aspects of their proposals, and the MTHC also was requested to explain why its proposed exchange ratio was lower than its preliminary indication of interest.



On November 11, 1996, the Company's Board met to discuss the proposals from both interested parties, having been provided with copies of the proposals and other relevant materials prepared by Merrill Lynch and by outside counsel prior to the meeting. At the meeting, the Company's outside counsel again reviewed with the Directors their duties in connection with consideration of any proposed transaction, the primary tax and legal considerations involved in both all cash and all stock merger transactions and the legal requirements involved in the completion of a merger transaction of either type. Merrill Lynch then presented a full report on its efforts over the past three months to identify potential purchasers and a detailed analysis of the two final proposals. AANA's merger proposal provided for a cash purchase price of $58.00 per share, a cash payment for each of the Company's options in the amount of the difference between the purchase price and the option exercise price and the operation of Standard Federal Bank as a stand-alone subsidiary under its existing name. The MTHC proposed a stock-for-stock merger at a fixed exchange ratio without any guarantee of value between the time of signing and the closing of the merger, with the Company's options to be converted into options of the MTHC on a commensurate basis. No detailed information was provided with respect to the combined entity under the MTHC proposal, other than the fact that Standard Federal Bank would be merged with the savings bank subsidiary of the MTHC but continue to use its corporate name in Michigan. Merrill Lynch's analysis did not indicate which proposal had greater value to the Company's shareholders. Both proposals indicated that senior management of the Company and the Bank would be offered continued employment, but neither contained any specific details regarding the terms of employment or the range of compensation. The Company's Board of Directors did not consider the matter of executive officer employment in its deliberations.


At the conclusion of these presentations, the Board preliminarily concluded that the proposal from AANA presented a potentially superior offer, but confirmed that it had not yet concluded that entering into a business combination at this time was preferable to remaining independent. In reaching the conclusion that the AANA proposal was potentially superior, the Board considered not only the relative dollar values represented by each proposal, but also the fact that an all cash transaction would cause certain shareholders of the Company to realize a taxable gain or loss from the sale of their shares, whereas a stock-for-stock exchange could be structured to provide a deferral of taxes on any gain for certain shareholders until a subsequent sale of their MTHC stock. The Board concluded that the benefit of having a certainty to the value provided by the all cash AANA offer outweighed the benefit of any potential tax deferral primarily because the value of the shares to be received could not be predicted or protected, and also in view of the significant number of institutional shareholders of Company Common Stock for which tax deferral is not a factor.

Thereafter, both Mr. Ricketts and Merrill Lynch contacted AANA on November 11, 1996, regarding its proposal, and on November 12, 1996, AANA informed Merrill Lynch that it would increase its all-cash offer by $1.00, to $59.00 per share. Merrill Lynch also sought further clarification with respect to certain aspects of the MTHC's proposal, including confirmation of the fact that its offer was structured as a fixed exchange ratio offer and did not contemplate any pricing collar mechanism to insulate the offer from movement in the MTHC stock price.

On November 15, 1996, the Board of Directors met to further consider the proposals of both AANA and the MTHC. All directors of the Company were present in person, except Mr. Williams, who participated by telephone. At the meeting, Mr. Ricketts and Merrill Lynch reported on the discussions that had taken place over the past four days and the increase in the AANA proposal. Based on the November 15, 1996 closing price for the MTHC Common Stock, the MTHC proposal had a value of $57.19. The Company's senior executive officers, Merrill Lynch and the Company's outside counsel again reviewed the terms of each proposal. Ronald
J. Palmer, Senior Vice President and General Counsel of the Company, summarized the payments and other benefits that would be payable to Directors Ricketts and Carley, as well as to the other senior executives of the Company, under their employment or severance agreements in the event of a change in control of the Company. These payments and benefits would be substantially the same under either of the offers made by AANA or the MTHC. Certain senior executive officers then presented their views as to the long-term prospects for the Company if it remained independent, including estimates of future earnings potential for the next two years. After these presentations and further discussions, the Board of Directors authorized management to proceed with discussions with AANA and to work with outside counsel to negotiate the terms of a definitive agreement. Following the meeting, Merrill Lynch informed AANA and the MTHC of the Board's decision.

From November 16 through November 21, 1996, outside counsel to the Company, together with senior management of the Company, negotiated the final terms and conditions of the Merger Agreement, the Option Agreement and related agreements with AANA and its counsel. During these negotiations, counsel for AANA informed outside counsel for the Company that AANA's willingness to proceed with the Merger was conditioned on the Company granting the Option pursuant to the Option Agreement and on the provisions in the Merger Agreement providing for certain fees to be paid in the event of termination of the Merger Agreement prior to closing.

At a meeting of the Company's Board of Directors held on November 21, 1996, outside counsel reviewed the Merger Agreement and the Option Agreement in detail, and in particular explained (a) the effect of the Option Agreement and the termination fee provisions of the Merger Agreement, (b) the restrictions placed on the Company's ability to consider any subsequent unsolicited acquisition proposal by a third party, (c) the termination rights provided to AANA in the event of an unsolicited acquisition proposal by a third party and
(d) certain employee benefits offered by AANA. Merrill Lynch discussed its views of the terms and conditions of the Merger Agreement and the Option Agreement and rendered its written opinion that, as of such date, the cash consideration to be received by the Company's shareholders was fair to such shareholders from a financial point of view. After these presentations by outside counsel and Merrill Lynch, Directors Ricketts and Carley were excused from the meeting and the remaining independent Directors discussed the desirability of accepting the AANA final proposal and approving the Merger. The independent Directors then reviewed the financial benefits that would flow to senior management of the Company and other issues relating to the AANA offer. Upon the return of Directors Ricketts and Carley to the meeting, the Board then unanimously approved the Merger Agreement and the Option Agreement and authorized their execution and the execution of all related documents and agreements. At the conclusion of the meeting, the Merger Agreement, the Option Agreement and the related agreements were executed by the Company, AANA and MergerSub. Prior to the opening of trading on November 22, 1996, AANA and the Company issued press releases announcing the execution of the Merger Agreement and related matters. Shortly after these announcements on November 22, 1996, the Company received a letter from the MTHC indicating that it was preparing to submit another merger proposal providing for a stock-for-stock exchange of Company Common Stock for MTHC common stock having a value of $60.29 per share of Company Common Stock, based on the closing price of MTHC common stock on the preceding day, without any mention of value protection. At approximately 4:00 p.m. on November 22, 1996, this revised proposal was received.

Following discussions with Merrill Lynch, its counsel and counsel for the Company on November 23, 1996, management decided to convene a special meeting of the Company's Board of Directors at 10:00 a.m. on

Tuesday, November 26, 1996. The Company's Directors were notified of the revised proposal of the MTHC on Saturday, November 23, 1996, and copies were distributed to Directors on Monday, November 25, 1996. Senior management continued to meet with its advisors on Sunday and Monday, November 24 and 25, 1996, in preparation for the Tuesday meeting. On Tuesday morning, November 26, 1996, shortly before the special meeting of the Company's Board was scheduled to begin, the MTHC notified Mr. Ricketts by letter that it was withdrawing its revised proposal, having learned that the Company had signed definitive agreements with AANA. The Company and the MTHC then promptly issued separate press releases announcing such withdrawal.

REASONS FOR THE MERGER

As indicated under "Background of the Merger," the Company's Board of Directors unanimously determined on November 21, 1996, that the terms of the Merger Agreement were in the best interests of the Company and its shareholders.

In the course of reaching its decision to approve the Merger Agreement and the Merger and not to remain as an independent company, the Board consulted with its legal and financial advisors, as well as senior management of the Company, and considered numerous factors. The following are the material factors considered by the Board:

(i) The opinion of Merrill Lynch that the Merger Consideration consisting of cash in the amount of $59.00 per share of Common Stock is fair to the Company's shareholders (other than AANA and its affiliates) from a financial point of view, as more fully discussed below under the caption "Opinion of Financial Advisor."

(ii) The calculation by Merrill Lynch, using a 14% discount rate and a price to earnings ratio of 8.0x to 10.0x, based upon publicly available information, that if the Company were to remain independent a compound annual growth rate in the Company's earnings of approximately 17% to 23% would be needed through 2001 to provide the Company's shareholders with the same value on a present value basis as the Merger Consideration. The Board of Directors concluded that it was uncertain that profit increases of this magnitude could be readily achieved in a manner consistent with safe and sound banking practices.

(iii) The relationship of the Merger Consideration and the historical and then current market prices for the shares of Common Stock, as described in detail under "Summary -- Price Range of the Shares of Common Stock; Dividends," including the fact that the Merger Consideration represented premiums of approximately 20.72%, 36.18% and 41.32% over the closing market prices of the Common Stock at 30 days, 60 days and 90 days, respectively, prior to the execution and delivery by the Company and AANA of the Merger Agreement.

(iv) The prices and premiums paid in comparable acquisition transactions involving other financial institutions of which the Board was aware, based, among other things, on information supplied by Merrill Lynch. With respect to this factor, the Board noted that the price offered by AANA compared favorably with similar transactions involving other financial institutions.


(v) A review of the terms of the proposal by AANA, including the form of consideration to be paid, cash, which the Board believed would be desired by the holders of a majority of the Company Common Stock because it provided a fixed value to shareholders and not a security that would be subject to possible decline in value due to factors affecting the stock market or the MTHC's stock. The tax impact of the proposals on the Company's shareholders was also considered.


(vi) The results of the process that had been undertaken over a period of several months to identify and solicit proposals from third parties to enter into a strategic transaction with the Company.

(vii) The Board's familiarity with and review of the Company's business, results of operations, financial condition and prospects, as well as thrift industry conditions generally and the changing environment for banking and financial services, as presented at its meeting on November 21, 1996.

(viii) The Board's view, based on advice received from both outside counsel and Merrill Lynch, that the terms of the Merger Agreement, including the termination fee provisions and the Option Agreement, contained provisions customary for this type of transaction, as well as the Board's understanding that the Merger

       Agreement permits the Company, in the exercise of the fiduciary duties of its Board of Directors, to furnish nonpublic information and access in response to unsolicited requests made by third parties after the signing of the Merger Agreement, pursuant to appropriate confidentiality agreements, and to participate in discussions with such third parties concerning an acquisition proposal.

(ix) The effect of the proposed Merger on the employees and customers of Standard Federal and the communities in which Standard Federal operates.

In view of the wide variety of factors considered in connection with this evaluation, and the fact that none of these factors were viewed as suggesting a contrary conclusion, the Board did not favor one factor over another in determining that the Company should enter into the Merger Agreement on November 21, 1996. Based upon all of these factors, the Board of Directors unanimously approved the Merger Agreement and unanimously recommended that the shareholders of the Company vote for the Merger.

OPINION OF FINANCIAL ADVISOR

Standard Federal retained Merrill Lynch to act as its exclusive financial advisor in connection with a possible business combination with one or more parties. Pursuant to the terms of its engagement, Merrill Lynch agreed to assist the Company in analyzing, structuring, negotiating and effecting a transaction with AANA. The Company selected Merrill Lynch because Merrill Lynch is a nationally recognized investment banking firm with substantial experience in transactions similar to the Merger and is familiar with the Company and its business. As part of its investment banking business, Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of Merrill Lynch attended the meeting of the Company's Board of Directors held on November 21, 1996, at which the Board of Directors considered and approved the Merger Agreement. At that meeting, Merrill Lynch rendered its written opinion that, as of such date, the cash consideration to be received by the Company's shareholders is fair from a financial point of view. Such opinion was reconfirmed in writing as of the date of this Proxy Statement.

The full text of Merrill Lynch's written opinion is attached hereto as Annex C and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to Annex C. The Company's shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the view undertaken, by Merrill Lynch in connection therewith.

MERRILL LYNCH'S OPINION IS DIRECTED TO THE STANDARD FEDERAL BOARD AND ADDRESSES ONLY THE CASH CONSIDERATION TO BE RECEIVED BY STANDARD FEDERAL SHAREHOLDERS. IT DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION TO PROCEED WITH THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STANDARD FEDERAL SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE STANDARD FEDERAL SPECIAL MEETING OR ANY OTHER MATTER IN CONNECTION THEREWITH.

Merrill Lynch has informed the Company that in arriving at its written opinion, Merrill Lynch, among other things: (1) reviewed the Company's Annual Reports, the Company's Annual Reports on Form 10-K and related audited financial information for the three fiscal years ended December 31, 1995, and the Company's Quarterly Reports on Form 10-Q and related unaudited financial information for each of the quarterly periods ended March 31, 1996, June 30, 1996 and September 30, 1996; (2) reviewed the Annual Report of ABN AMRO Holding N.V. and related financial information for the three fiscal years ended December 31, 1995, and ABN AMRO Holding N.V.'s Interim Report and related financial information for the six months ended June 30, 1996; (3) reviewed certain information, including financial forecasts, relating to the business, earnings, assets and prospects of the Company furnished to Merrill Lynch by the Company;
(4) conducted limited discussions with members of senior management of the Company concerning the business, earnings, assets and prospects and senior management's views as to future financial performance of the Company; (5) reviewed the historical market prices and trading activity for the Company's common stock and compared them with those of certain publicly traded companies which Merrill Lynch deemed to be relevant; (6) compared the results of operations of the Company with those of certain companies which Merrill Lynch deemed to be relevant; (7) compared the proposed financial terms of the Merger contemplated by the Agreement with the financial terms of certain other mergers and acquisitions which Merrill Lynch deemed to be relevant; (8) reviewed the Merger Agreement and the Option Agreement; (9) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Merrill Lynch deemed necessary.


For the purpose of its opinion, with the Company's consent, Merrill Lynch excluded from its analysis the value of the supervisory goodwill litigation claim held by the Company against the United States government. Management of the Company concurred with this approach, given the inability of the Company to estimate the likelihood that the Company will be successful in establishing liability on the part of the United States government and the uncertainties surrounding any attempt to value the damages which the Company seeks to recover. In preparing its opinion, Merrill Lynch assumed and relied upon the accuracy and completeness of all financial and other information supplied or otherwise made available to it for purposes of its opinion, and Merrill Lynch did not assume any responsibility for independently verifying such information or undertaking an independent evaluation or appraisal of the assets or liabilities of the Company or any of its subsidiaries (including, as noted above, the supervisory goodwill litigation claim), nor was it furnished any such evaluation or appraisal. Merrill Lynch also assumed and relied upon the senior management of the Company referred to above as to the reasonableness and achievability of the financial and operating forecasts (and the assumptions and bases therefore) provided to Merrill Lynch. In that regard, Merrill Lynch assumed, with the Company's consent, that such forecasts, including, without limitation, financial forecasts and projections regarding underperforming and nonperforming assets, net charge-offs and adequacy of reserves, reflect the best currently available estimates and judgments of management as to the future financial performance of the Company. Merrill Lynch is not an expert in the evaluation of allowances for loan losses, and it did not make an independent evaluation of the adequacy of the allowance for loan losses of the Company nor did it review any individual credit files, and it assumed that the aggregate allowance for loan losses of the Company is adequate to cover such losses. Merrill Lynch's opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion.


Merrill Lynch's opinion was rendered without regard to the necessity for, or level of, any restrictions, obligations, undertakings or divestitures which may be imposed or required in the course of obtaining regulatory approvals for the Merger.

In connection with rendering its opinion on November 21, 1996, Merrill Lynch performed a variety of financial analyses, including those summarized below. The summary set forth below, which has been provided by Merrill Lynch, does not purport to be a complete description of the analyses performed by Merrill Lynch in this regard, although it describes all material analyses performed by Merrill Lynch. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the separate factors summarized below, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors considered by it, without considering all analyses and factors, or attempting to ascribe relative weights to some or all such analyses and factors, could create an incomplete view of the evaluation process underlying Merrill Lynch's opinion.


In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the Company's control. The analyses performed by Merrill Lynch are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Merrill Lynch's analysis of the fairness to the Company shareholders of the cash consideration to be paid pursuant to the Merger and were provided to the Company's Board of Directors in connection with the delivery of Merrill Lynch's opinion. Merrill Lynch gave the various analyses described below approximately similar weight and did not draw any specific conclusions from or with regard to any one method of analysis. With respect to the comparison of selected companies analysis and the analysis of selected thrift merger transactions summarized below, no public company utilized as a comparison is identical to the Company and Merrill Lynch's analysis of publicly traded comparable companies and comparable business combinations involved complex considerations and judgments concerning the Company's proposed transaction as well as the differences in financial and operating characteristics of the companies and other transactions considered, and other factors that could affect the public trading values of the companies concerned. None of Merrill Lynch's analyses purport to be appraisals or to reflect the prices at which the Company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, Merrill Lynch's opinion was only one of many factors taken into consideration by the Company's Board of Directors.


The projections furnished to Merrill Lynch and used by it in certain of its analyses were prepared by the senior management of the Company. The Company does not publicly disclose internal management projections of the type provided to Merrill Lynch in connection with its review of the Merger, and as a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions, and accordingly, actual results could vary significantly form those set forth in such projections.

The following is a summary of the material terms of the analyses presented by Merrill Lynch to the Company's Board of Directors on November 21, 1996 in connection with its fairness opinion.

Summary of Proposal. Merrill Lynch reviewed the terms of the proposed transaction, including the cash consideration to be paid by AANA pursuant to the Merger Agreement and the aggregate transaction value. Based on the transaction value per share of $59.00, Merrill Lynch calculated the price to market, price to book, price to tangible book, and price to earnings multiples, and the implied deposit premium paid (defined as the transaction value minus the tangible book value divided by total deposits) in the contemplated transaction. This analysis yielded a price to current market multiple of 1.04x, a price to market 30 days prior of 1.21x, a price to book value multiple of 2.11x, a price to tangible book value multiple of 2.60x, a price to earnings multiple of 14.05x (based on the Company's earnings, before extraordinary charges, for the twelve months ended September 30, 1996), and an implied deposit premium of 10.80%.

Discounted Dividend Stream Analysis. Using a discounted dividend stream analysis, Merrill Lynch estimated the present value of the future streams of after tax cash flows that the Company could produce through 2001 and distribute to shareholders ("dividendable net income"). In this analysis, Merrill Lynch assumed that the Company performed in accordance with the earnings forecasts provided to Merrill Lynch by the Company's senior management and that its tangible common equity to tangible asset ratios would be maintained at a minimum 5.50% level. Merrill Lynch estimated the terminal values for the Company's Common Stock at 8.0, 8.5 and 9.0 times the Company's 2002 estimated operating income (defined as net income before intangible amortization). The dividendable net income streams and terminal values were then discounted to present values using different discount rates (ranging from 13% to 15%) chosen to reflect different required rates of return of holders or prospective buyers of Company Common Stock. This discounted dividend stream analysis indicated a reference range of between $45.53 and $54.54 per share for Company Common Stock. The analysis was based upon the Company's senior management's projections, which were based upon many factors and assumptions, many of which were beyond the control of the Company. As indicated above, this analysis did not purport to be indicative of actual values or actual future results and did not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Merrill Lynch noted that the discounted dividend stream analysis was included because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

Analysis of Selected Thrift Merger Transactions. Merrill Lynch reviewed publicly available information regarding nine nationwide thrift merger transactions with a value greater than $500 million which have been announced since January 1, 1992. Merrill Lynch compared the price to book value, price to tangible book value, price to earnings ratios and the implied deposit premium paid in the contemplated transaction and in such selected thrift merger transactions. This analysis yielded a range of price to book value multiples of 0.85x to 1.80x with a mean of 1.51x and a median of 1.57x (compared with a transaction multiple of 2.11x for the Company), a range of price to tangible book value multiples of 1.11x to 2.07x with a mean of 1.61x and a median of 1.58x (compared with a transaction multiple of 2.60x for the Company), a range of price to earnings multiples of 11.19x to 14.37x with a mean of 12.70x and a median of 12.65x (compared with a transaction multiple of

14.05x for the Company), and a range of implied deposit premiums paid of 1.08% to 11.92% with a mean of 5.84% and a median of 5.14% (compared with a transaction multiple of 10.80% for the Company). This analysis yielded an overall imputed reference range per share of Company Common Stock of $23.65 to $62.44, and $35.58 to $53.99 based on the mean and median imputed range.

Merrill Lynch also reviewed publicly available information regarding 42 mid-Western thrift merger transactions with a value greater than $25 million which have been announced since January 1, 1994. Merrill Lynch compared the price to market value 30 days prior to announcement, price to book value, price to tangible book value, price to earnings ratios and the implied deposit premium paid in the contemplated transaction and in such selected thrift merger transactions.

This analysis yielded a range of price to market (30 days prior to announcement) multiples of 0.95x to 1.64x with a mean of 1.24x and a median of 1.24x (compared with a transaction multiple of 1.21x for the Company), a range of price to book value multiples of 0.95x to 2.19x with a mean of 1.41x and a median of 1.36x (compared with a transaction multiple of 2.11x for the Company), a range of price to tangible book value multiples of 0.95x to 2.19x with a mean of 1.44x and a median of 1.38x (compared with a transaction multiple of 2.60x for the Company), a range of price to earnings multiples of 10.00x to 19.33x with a mean of 14.80x and a median of 14.57x (compared with a transaction multiple of 14.05x for the Company), and a range of implied deposit premiums paid of 3.34% to 12.18% with a mean of 6.84% and a median of 6.33% (compared with a transaction multiple of 10.80% for the Company). This analysis yielded an overall imputed reference range per share of Company Common Stock of $21.46 to $82.10, and $31.14 to $62.84 based on the mean and median imputed range.

No company or transaction used in the above analysis as a comparison is identical to the Company or the contemplated transaction. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared.

Comparison of Selected Comparable Companies. Merrill Lynch also compared selected operating and stock market results of the Company to the publicly available corresponding data of certain other companies which Merrill Lynch deemed to be relevant, including Commercial Federal Corporation, Collective Bancorp, Inc., Charter One Financial, Inc., First Financial Corporation, Peoples Heritage Financial Group, Inc., Roosevelt Financial Group, Inc., Sovereign Bancorp, Inc., TCF Financial Corp., Washington Federal, Inc., and Washington Mutual, Inc. (collectively the "Standard Federal Composite"). This comparison showed, among other things, that (i) as of November 19, 1996, the ratio of Company's market price to fully-diluted core earnings per share (excluding net gains on sales of assets) for the twelve months ended September 30, 1996, was 15.01x, compared to a mean of 12.81x for the Standard Federal Composite, (ii) as of November 19, 1996, the ratio of the Company's market price to book value per share at September 30, 1996, was 1.98x, compared to a mean of 2.00x for the Standard Federal Composite, (iii) as of November 19, 1996, the ratio of the Company's market price to tangible book value per share at September 30, 1996, was 2.43x, compared to a mean of 2.22x for the Standard Federal Composite, (iv) as of November 19, 1996, the ratio of the Company's market price to estimated earnings for the twelve month period ending December 31, 1997, was 10.24x, compared to a mean of 10.23x for the Standard Federal Composite (assuming reported average Wall Street earnings estimates for both the Company and the Standard Federal Composite) (v) for the twelve month period ended September 30, 1996, the Company's return on average assets was 0.92% compared to a mean of 1.16% for the Standard Federal Composite (vi), for the twelve month period ended September 30, 1996, the Company's return on average equity was 14.61% compared to a mean of 15.95% for the Standard Federal Composite, (vii) at September 30, 1996, the Company's ratio of nonperforming loans to total loans was 0.37% compared with a mean of 0.66% for the Standard Federal Composite and (viii) at September 30, 1996, the Company's ratio of loan loss reserves to nonperforming assets was 93.49% compared with a mean of 145.96% for the Standard Federal Composite.

Mark-to-Market Analysis. Merrill Lynch evaluated the estimated market value of key components of the Company's balance sheet, including, among other things, its investment securities and mortgage-backed securities portfolios, loan portfolio and other borrowings. This analysis indicated a valuation of approximately

$27.96 per share of Company Common Stock (on a fully diluted basis), before any analysis of credit quality related adjustments to the portfolios or deposit premium attributable to the franchise.

In connection with its opinion dated as of the date of this Proxy Statement, Merrill Lynch performed procedures to update, as necessary, certain of the analyses described above and reviewed the assumptions on which such analyses described above were based and the factors considered in connection therewith. Merrill Lynch did not perform any analyses in addition to those described in updating its November 21, 1996, opinion.

Merrill Lynch has been retained by the Board of Directors of the Company as an independent contractor to act as financial adviser to the Company with respect to the Merger. Merrill Lynch is a nationally recognized investment banking firm which, among other things, regularly engages in the valuation of businesses and securities, including banking institutions, in connection with mergers and acquisitions. In addition, within the past two years, Merrill Lynch has provided financial advisory, investment banking and other services to the Company and has received fees of approximately $1.7 million for the rendering of such services. In the ordinary course of its securities business, Merrill Lynch and its affiliates may trade the debt and/or equity securities of the Company or ABN AMRO Holding N.V. for its own account and the accounts of its customers, and accordingly, may from time to time hold a long or short position in such securities.

The Company and Merrill Lynch have entered into a letter agreement, dated July 15, 1996, relating to the services to be provided by Merrill Lynch in connection with the Merger. The Company has agreed to pay Merrill Lynch fees as follows:
(i) a fee of $500,000, payable in cash upon execution of the Merger Agreement;
(ii) an additional cash fee of $500,000, contingent upon and payable upon the mailing of this Proxy Statement; and (iii) an additional cash fee of $11,750,000, contingent upon and payable upon the completion of the Merger. In such letter, the Company also agreed to reimburse Merrill Lynch for its reasonable and necessary out-of-pocket expenses incurred in connection with its advisory work, including the reasonable fees and disbursements of its legal counsel, and to indemnify Merrill Lynch against certain liabilities relating to or arising out of the Merger, including liabilities which might arise under the federal securities laws.

THE MERGER AGREEMENT

General Description. The terms of the Merger are set forth in the Merger Agreement, which is attached hereto as Annex A. The following description of the material terms of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement. Shareholders are urged to review the Merger Agreement carefully and in its entirety. Exhibits to the Merger Agreement which are described or referred to therein but not included in Annex A are available from the Company upon request to Garry G. Carley, Executive Vice President and Secretary, Standard Federal Bancorporation, Inc., 2600 West Big Beaver Road, Troy, Michigan 48084, telephone (810) 643-9600.

The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, including the receipt of all requisite regulatory and shareholder approvals, MergerSub will be merged with and into the Company, the separate corporate existence of MergerSub will cease and the Company, as the surviving corporation, will become a wholly-owned subsidiary of AANA. The Effective Time of the Merger will be either the time of filing of a certificates of merger as required by Michigan and Delaware corporate law, or a time agreed to by the Company and AANA and provided in the certificates of merger. Although following the Merger the Company will continue as the Surviving Corporation, all current shareholders of the Company (exclusive of AANA and MergerSub) will have each of their shares of Common Stock converted into the right to receive $59.00 in cash, which is the Merger Consideration, and each option granted under the Company Incentive Plans will be converted into the right to receive in cash the difference between the Merger Consideration and the applicable option exercise price. Each issued and outstanding share of common stock of MergerSub will be converted into one share of common stock of the Surviving Corporation. The Merger Agreement also provides that the Certificate of Incorporation and Bylaws of MergerSub, as in effect immediately prior to the Effective Time, will be the governing documents of the Surviving Corporation. The Merger Agreement further provides that the officers and directors of MergerSub at the Effective Time will be the officers and directors, respectively, of the Surviving Corporation until their successors are duly elected or appointed in accordance with the bylaws of the Surviving Corporation.

At the Effective Time, by virtue of the Merger, each share of Common Stock outstanding immediately prior to the Effective Time (other than shares of Common Stock owned by AANA or any of AANA's affiliates) automatically will be converted into the right to receive the Merger Consideration and each option granted under the Company Incentive Plans automatically will be converted into the right to receive in cash the difference between the Merger Consideration and the applicable option exercise price. After the Effective Time of the Merger, the certificates representing outstanding Common Stock of the Company will represent only the right to receive the Merger Consideration from AANA and there will be no transfer on the stock transfer books of the Company of its Common Stock. Until presented and surrendered in exchange for the Merger Consideration, each certificate which represented issued and outstanding Company Common Stock will be deemed for all purposes to evidence ownership of the Merger Consideration. See "The Merger -- No Dissenters' Rights" and "The Merger -- Payment for Shares of Common Stock."

Closing Date of Merger. Subject to the conditions contained in the Merger Agreement, the closing date is expected to occur during the second quarter of 1997.

Representations and Warranties; Conditions Precedent. The Company and AANA have made certain representations and warranties to each other in the Merger Agreement as to the authorization, validity and enforceability of the Merger Agreement and similar corporate matters. The Company has also made certain additional representations and warranties regarding, among other things: its capitalization; its subsidiaries; its financial statements and absence of liabilities; its insurance; its books and records; its title to assets; its real properties; the disclosure of litigation; its taxes; its compliance with applicable laws and permits; performance of its obligations; its employees; disclosure of material contracts; the absence of certain changes; its loans and investments; its intellectual properties; its benefit plans; regulatory approvals and reports; its facilities and environmental conditions; insider interests; brokers and finders fees related to the Merger; amendment of its Rights Agreement, and certain other matters. The representations and warranties in the Merger Agreement expire at the Effective Time.

The obligations of the parties to effect the transactions contemplated by the Merger Agreement are subject to the fulfillment, at or prior to the Effective Time, of the following conditions: (i) obtaining necessary regulatory approvals and (ii) the absence of any threatened, instituted or pending legal proceeding challenging, seeking to make illegal, or otherwise seeking to restrain or prohibit the transactions contemplated by the Merger Agreement.

The obligation of AANA to consummate the transactions contemplated by the Merger Agreement is subject to the following conditions, among others: (i) all representations and warranties of the Company remain true and correct, except where the failure to be true and correct would not have a material adverse effect on the Company at the Effective Time; (ii) the Company will, in all material respects, have performed or complied with all obligations, agreements and covenants in the Merger Agreement; (iii) the Company will have furnished to AANA (A) a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company, dated as of the Effective Time, in which the officers certify that they have no reason to believe that conditions (i) and (ii) above have not been fulfilled, (B) copies of the text of the resolutions by which the corporate action on the part of the Company necessary to approve the Merger Agreement and the transactions contemplated by the Merger Agreement were taken,
(C) a certificate dated the Effective Time executed on behalf of the Company by its corporate secretary or an assistant corporate secretary, certifying that the copies of the resolutions are true, correct and complete and that the resolutions were duly adopted, and not amended or rescinded and (D) an incumbency certificate, dated the Effective Time, certifying the signature and office of the Company officers executing the Merger Agreement or any other agreement, certificate or instrument executed by the Company pursuant to the Merger Agreement; (iv) an opinion of the Company's outside legal counsel will have been delivered to AANA; (v) the Company shall not have experienced a material adverse effect since the date of the Merger Agreement unless it has been disclosed to AANA and cured within the applicable cure period by the Company, or has resulted primarily from changes in the general level of interest rates; and (vi) a "comfort letter" of Deloitte & Touche LLP, independent certified public accountants to the Company, dated no earlier than five (5) days prior to the Closing, shall have been delivered to AANA.

The obligations of the Company to consummate the transactions contemplated by the Merger Agreement are subject to the following conditions, among others: (i) all representations and warranties of AANA remain true and correct at the Effective Time, except where the failure to be true and correct would not have a material adverse effect on AANA, (ii) AANA will, in all material respects, have performed or complied with all obligations, agreements and covenants in the Merger Agreement; (iii) the Merger shall have been approved by the Company's shareholders; (iv) an opinion of AANA's outside legal counsel shall have been delivered to the Company; and (v) AANA will have furnished to the Company (A) a certificate of an executive officer and the Chief Financial Officer of AANA, dated as of the Effective Time, in which the officers certify that they have no reason to believe that conditions (i) and (ii) above have not been fulfilled,
(B) copies of the text of the resolutions by which the corporate action on the part of AANA necessary to approve the Merger Agreement and the transactions contemplated by the Merger Agreement were taken, (C) certificates dated the Effective Time executed on behalf of the AANA and MergerSub by their respective corporate secretaries or assistant corporate secretaries, certifying that the copies of the resolutions are true, correct and complete and that the resolutions were duly adopted, and not amended or rescinded and (D) an incumbency certificate, dated the Effective Time, executed on behalf of each of AANA and MergerSub, certifying the signature and office of each officer of AANA and MergerSub executing the Merger Agreement or any other agreement, certificate or instrument executed by AANA or MergerSub pursuant to the Merger Agreement.

Conduct of Business by the Company. In the Merger Agreement the Company agrees that, until the Effective Time, it will operate its business and cause each of its subsidiaries to operate its business in the ordinary course and consistent with past practices. The Company also agrees to use all reasonable efforts to preserve intact the present business organizations of the Company, the Bank and each non-bank subsidiary (each a "Non-Bank Subsidiary") and maintain in effect all material licenses, permits and approvals of governmental authorities and agencies necessary for the conduct of its business. The Company further agrees in the Merger Agreement that neither it, the Bank nor any Non-Bank Subsidiary will do any of the following, except as contemplated by the Merger Agreement or otherwise permitted with the prior written consent of AANA:

(i) issue, sell, purchase or redeem or commit or agree to issue, sell, purchase or redeem any shares (other than shares issued pursuant to the exercise of stock options outstanding on the date of the Merger Agreement or any Voting Debt (as defined in the Merger Agreement)) or grant any options, warrants or rights to purchase shares of its Common Stock; or issue, sell or authorize the issuance or sale of securities of any kind convertible into or exchangeable for shares of its capital stock or any Voting Debt;

(ii) declare, set aside or pay any dividend or make any distribution in respect of its capital stock, other than regular quarterly cash dividends payable by the Company on dates consistent with dividend payment practices during 1995 not to exceed $0.20 per share of Company Common Stock per quarter, except that the Bank and the Non-Bank Subsidiary may pay dividends to the Company in amounts sufficient to enable the Company to pay its ordinary operating expenses and accrued liabilities;

(iii) amend its Articles of Incorporation, Charter or Bylaws, or issue or agree to issue any additional shares of capital stock or issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments under which additional shares of capital stock of any class might be directly or indirectly authorized or issued, except in connection with options previously granted under the Company Incentive Plans;

(iv) make any general or unusual increase in compensation or rate of compensation payable or to become payable to hourly, salaried or commissioned employees or officers, except for those which are normal, reasonable and consistent with past practices or as required by or specifically provided for by contracts in existence as of the date of the Merger Agreement, nor enter into any written or oral employment agreement which by its terms cannot be terminated on thirty (30) days' notice or less without penalty;

(v) accrue, set aside, or pay to any officer or employee any bonus, profit-sharing, severance, retirement, insurance, death, fringe benefit or other extraordinary compensation (except pursuant to pension, profit sharing, bonus and other fringe benefit plans, agreements and arrangements presently in effect and in accordance with past practices) or adopt or amend any employee benefit plan;

(vi) commit to purchase, purchase or otherwise acquire any derivative or synthetic mortgage product or enter into any interest rate swap transaction;

(vii) except for loans secured by one-to-four family residences in amounts less that $1 million, make any loan, loan commitment or renewal or extension thereof to any person which would, when aggregated with all outstanding loans, commitments for loans or renewals or extensions thereof made by the Bank to such person and such person's immediate family and affiliates, exceed $500,000, provided, however, that AANA will be deemed to have consented to any such loan or commitment if it has not objected to it within five business days after receiving written notice of the loan or commitment;

(viii) acquire any business entity or assets thereof, except as it relates to a foreclosure or other exercise of creditors' rights in the usual and ordinary course of its business;

(ix) enter into any contract or agreement to buy, sell, exchange or otherwise deal in any assets or series of assets in a single transaction in excess of $500,000 in aggregate value (including, but not limited to, options or commodities or any tangible real or personal properties of the Company or any Company subsidiary), except for the origination, purchase and sale of mortgage loans and loan participations and the purchase and sale of readily marketable investment securities in the ordinary course of business and consistent with past practices, and sales of real estate owned and other repossessed properties or acceptance of a deed in lieu of foreclosure;

(x) make any one capital expenditure or any series of related capital expenditures (other than emergency repairs and replacements), the amount or aggregate amount of which (as the case may be) is in excess of $500,000;

(xi) file, withdraw, or fail to renew any applications for additional branches or to relocate operations from existing locations;

(xii) create or incur any liabilities in excess of $500,000, other than the taking of deposits and other liabilities incurred in the ordinary course of business and consistent with past practices or as contemplated or permitted by or in connection with the Merger Agreement and the consummation of the Merger;

(xiii) create or incur or suffer to exist any mortgage, lien, pledge, security interest, charge, encumbrance or restriction of any kind against or in respect of any property or right of the Company or any Company subsidiary securing any obligation in excess of $500,000, except for pledges or security interests given in connection with the acceptance
        of repurchase   agreements or government deposits or Federal Home Loan
        Bank borrowings;

(xiv) make or become a party to any contract or commitment in excess of $500,000, or renew, extend, amend or modify any contract or commitment in excess of $500,000, except in the usual and ordinary course of business or as otherwise contemplated or permitted by the Merger Agreement;

(xv) discharge or satisfy any mortgage, lien, charge or encumbrance other than as a result of the payment of liabilities in accordance with the terms thereof, or except in the ordinary course of business, if the cost to the Company or any Company subsidiary to discharge or satisfy any such mortgage, lien, charge or encumbrance is in excess of $500,000, unless such discharge or satisfaction is covered by general or specific reserves;

(xvi) pay any obligation or liability, absolute or contingent, in excess of $500,000 except liabilities shown on the Company financial statements or except in the usual and ordinary course of business or in connection with the transactions contemplated by the Merger Agreement;

(xvii) institute, settle or agree to settle any claim, action or proceeding, whether or not initiated in a court of law, involving an expenditure in excess of $500,000;

(xviii) invest in any real estate, except for investments in real estate owned as a result of foreclosure or deed in lieu of foreclosure;

(xix) enter into or amend any continuing contract or series of related contracts in excess of $500,000 for the purchase of materials, supplies, equipment or services which cannot be terminated without cause with less than thirty (30) days' notice and without payment of any amount as a penalty, bonus, premium or other compensation for such termination except as contemplated or permitted by the Merger Agreement;

(xx) enter into or amend any contract, agreement or other transaction, other than the Bank's employee loan program, with any officer, director or principal shareholder of the Company or any affiliate of such person on terms that are less favorable than could be obtained from an unrelated third party on an arm's-length basis;

(xxi) change any basic policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, personnel practices, accounting or any other material aspect of its business or operations, except for such changes as may be required in the opinion of management of the Company to respond to then current market or economic conditions or as may be required by the rules of the AICPA, the FASB or by applicable governmental authorities; or

(xxii) default under any agreement or understanding to which the Company or any Company subsidiary is a party, and which, individually or together with other agreements or understandings with respect to which a default exists, would have a material adverse effect on the Company.

Acquisition Transaction. In the Merger Agreement, the Company agreed that neither it nor any of its subsidiaries nor any officer, director, employee, agent or affiliate thereof shall, directly or indirectly, solicit, authorize, initiate or encourage submission of, any proposal, offer, tender offer or exchange offer from any person relating to any Acquisition Transaction, or participate in any negotiations in connection with or in furtherance of any Acquisition Transaction or permit any person, other than AANA or its representatives, to have any access to the facilities of, or furnish to any person, other than AANA or its representatives, any nonpublic information with respect to the Company or any of its subsidiaries in connection with or in furtherance of any of the foregoing. The Company also agreed that it would immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any parties (other than AANA) conducted before November 21, 1996, with respect to any of the foregoing, and to immediately provide AANA with telephone notice of any such proposal or offer and to promptly provide AANA with the name of the party seeking to engage in such discussions or negotiations, or requesting such information, and, after receipt of a written offer or proposal from such party, provide AANA with copies of any written offers, proposals, agreements or other documents with respect to such offer or proposal. The Merger Agreement defines an Acquisition Transaction to be: (i) a bona fide tender or exchange offer for at least 10% of the outstanding shares of capital stock of the Company by any person other than AANA or its affiliates;
(ii) a merger, consolidation or other business combination with the Company or the Bank involving any person other than AANA or one of its affiliates; (iii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition involving a substantial part of the Company's consolidated assets, including stock of any of the Company's subsidiaries, to any person other than AANA or one of its affiliates; (iv) the acquisition by any person (other than AANA or one of its affiliates) of beneficial ownership (within the meaning of Rule 13d-3 under the 1934 Act) of 10% or more of the outstanding shares of any class of capital stock of the Company, including shares of capital stock owned by such person;
(v) any reclassification of securities or recapitalization of the Company or other similar transaction that has the effect, directly or indirectly, of increasing the proportionate share of any class of equity security, including securities convertible into equity securities, of the Company which is owned by any person other than AANA or one of its affiliates; (vi) a public proxy or consent solicitation made to shareholders of the Company seeking proxies or consents in opposition to any proposal relating to any of the transactions contemplated by the Merger Agreement that has been recommended by the Board of Directors of the Company; (vii) the filing of an application or notice with the Federal Deposit Insurance Corporation, the Office of Thrift Supervision (the "OTS") or any other federal or state regulatory authority seeking approval to engage in one or more of the transactions described in the foregoing clauses (i) through (vi): or (viii) the making of a bona fide proposal to the Company or its shareholders by public announcement or written communication, that is or becomes the subject of public disclosure, to engage in one or more of the transactions described in the foregoing clauses (i) through (vi). However, nothing in the Merger Agreement is intended to prohibit the Company or its officers and directors from taking any of such prohibited actions if the Board of Directors of the Company determines, upon receipt of a written opinion of its outside counsel, that it is necessary to take such action in order to fulfill their fiduciary duties to the shareholders of the Company under the MBCA.

Dividend During Closing Quarter. The Merger Agreement provides that the Company may declare and pay a final cash dividend in respect of the Company Common Stock, in an amount not to exceed $0.20 per share of Company Common Stock, if a regular dividend declaration date is scheduled to occur during the twenty (20) day period immediately prior to Closing.

Indemnification. AANA and MergerSub agree in the Merger Agreement that for six
(6) years after the Effective Time, AANA and the Surviving Corporation will cause to be maintained in effect the Company's current policy of officers' and directors' liability insurance with respect to actions and omissions occurring on or prior to the Closing; provided, however, that the Surviving Corporation can substitute for the current liability insurance policy, policies which are no less advantageous to the covered persons and provided that such substitution will not result in any gaps or lapses in coverage with respect to matters occurring on or prior to the Effective Time. The Merger Agreement further provides that the Surviving Corporation will not be required to pay an annual premium in excess of 125% of the last annual premium paid by the Company prior to the date of the Merger Agreement, and if the Surviving Corporation is unable to obtain the insurance required by this section, it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

In the Merger Agreement, AANA acknowledges the exculpation, indemnification, advancement of expenses and like obligations of the Company and the Bank contained in their Articles of Incorporation and Charter, respectively, and Bylaws with respect to current and former directors, officers, employees and agents, collectively defined as Indemnified Persons, and agrees, for six (6) years from and after the Effective Time, to honor, in accordance with their terms in effect on November 21, 1996, all such obligations. The provisions of this section are intended to be for the benefit of, and will be enforceable by, each Indemnified Person and his or her heirs, beneficiaries and representatives.

Termination. The Merger Agreement may be terminated prior to the Effective Time as follows:

(a) by the mutual consent of the Boards of Directors of AANA and the Company; or

(b) by the Board of Directors of either AANA or the Company if any conditions to such party's obligation to consummate the transactions contemplated by the Merger Agreement become impossible to satisfy and if, but only if, such party has used its best efforts and acted in good faith in attempting to satisfy all such conditions and is not in breach of or default in any material respect of the Merger Agreement;

(c) by the Board of Directors of AANA if (i) there has been a material breach or default by the Company of any representation or warranty or in the observance of its covenants and agreements contained in the Merger Agreement or which notice has been given in writing by AANA and which has not been cured within thirty (30) business days of receipt of such notice; or (ii) the Effective Time has not occurred prior to December 31, 1997 without fault on the part of AANA; or (iii) a public announcement with respect to a proposal, plan or intention to effect an Acquisition Transaction will have been made by any person other than AANA or an affiliate of AANA and the Board of Directors of the Company will have (A) failed to publicly reject or oppose such proposed Acquisition Transaction within ten (10) days of the public announcement of such proposal, plan or intention or (B) will have modified, amended or withdrawn its recommended approval of the Merger Agreement and the Merger to the Company's shareholders; or

(d) by the Board of Directors of the Company if (i) there has been a material breach or default by AANA of any representation or warranty or in the observance of its covenants and agreements contained in the Merger Agreement of which notice has been given in writing by the Company and which has not been cured within thirty (30) business days of receipt of such notice; or
    (ii) the Effective Time has not occurred prior to December 31, 1997, without fault on the part of the Company; or

(e) by the Board of Directors of either AANA or the Company at any time after the date that (i) the shareholders of the Company fail to approve the Merger Agreement and the Merger by an affirmative vote of at least a majority of the outstanding shares of the Company's Common Stock at a meeting held for such purpose; or (ii) if any one of the federal or state governmental authorities having jurisdiction over the

    Merger and/or the transactions contemplated by the Merger Agreement has denied approval for the Merger and, if such denial is appealable, neither AANA nor the Company has filed a petition seeking review of such order of denial or taken other similar action under applicable law, within thirty
    (30) days after the issuance or entry by the governmental agency of such order of denial; or

(f) by AANA if supplements and amendments to the Company's representations and warranties in the Merger Agreement, required to be provided to AANA by the Company from and after November 21, 1996, to the Effective Time (defined in the Merger Agreement as Disclosure Schedule Updates), together with the information in any or all of the Disclosure Schedule Updates previously provided by the Company indicates that the Company, in the good faith judgment of AANA, has suffered or is reasonably likely to suffer a material adverse effect (i) which either has not or cannot be cured within 30 days after receipt by AANA of a Disclosure Schedule Update, or (ii) which does not result primarily from changes in the general level of interest rates.

Effect of Termination. In the event of termination of the Merger Agreement by either mutual consent of the Boards of Directors of AANA and the Company or by either AANA or the Company because conditions to such party's obligation to consummate the transactions contemplated by the Merger Agreement shall have become impossible to satisfy, written notice will be given to the other party or parties specifying the provision under which the termination is made, and the Merger Agreement with become null and void, and there will be no liability on the part of AANA or the Company except for (i) fraud or willful material breach of the Merger Agreement and (ii) as otherwise set forth in this section and under the section of the Merger Agreement providing for responsibility for expenses, summarized below.

If the Merger Agreement is terminated by the Board of Directors of AANA because
(i) of the public announcement regarding an Acquisition Transaction by any person other AANA or an affiliate of AANA that the Company has failed to publicly reject or oppose within the applicable period of time or that has caused the Board of Directors of the Company to modify, amend or withdraw its recommended approval of the Merger Agreement, or (ii) the shareholders of the Company fail to approve the Merger Agreement as required, and within twenty-four
(24) months of any such termination an Acquisition Transaction shall occur, or if the Merger Agreement is terminated by the Board of Directors of AANA because there has been a material breach or default by the Company of any representation or warranty or in the observance of its covenants and agreements that has not been cured within thirty (30) days of notice, then the Company will pay to AANA, within two (2) business days after demand therefor, $10 million as an expense reimbursement (the "Termination Fee"). Notwithstanding the preceding sentence, the Termination Fee, when aggregated with all amounts actually received by AANA for the Option Shares or the Option (as defined in the Option Agreement) prior to making demand for payment shall not exceed the Limit (as defined in the Option Agreement). It is the intent of the parties that, if AANA has previously received Stock Option Consideration under the Option Agreement equal to the Limit, then no further expense reimbursement payment will be due from the Company under the Merger Agreement. See "The Merger -- Option Agreement."

If the Merger Agreement is terminated by the Board of Directors of the Company because there has been a material breach or default by AANA of any representation or warranty or in the observance of its covenants and agreements that has not been cured within thirty (30) days' notice, AANA will pay the Company, not later than two business days after demand, $5 million as expense reimbursement.

If the Merger Agreement is terminated by either AANA or the Company, as the case may be, for the reasons outlined above, there will be no liability or obligation on the part of either party to the other or on the part of any of their officers or directors, other than (i) pursuant to the provisions of the Merger Agreement relating to access to and confidentiality of information, (ii) as summarized in this section, and (iii) as otherwise set forth under the section of the Merger Agreement providing for responsibility for expenses, summarized below. This limitation on liability or obligation is inapplicable to the extent such termination results from the willful breach by a party to the Merger Agreement of any of its representations, warranties, covenants or agreements contained in the Merger Agreement, or a wrongful termination of the Merger Agreement by AANA or the Company, as the case may be.

Payment of Expenses. The parties agreed in the Merger Agreement that, except as otherwise provided as an effect of termination, the costs and expenses of AANA and the Company will be allocated as follows:

(a) AANA will bear all fees and expenses of its counsel, accountants and investment bankers and all other costs and expenses incurred by it in the preparation of the Merger Agreement, the investigation of the Company, the preparation and prosecution of its applications for regulatory approvals, and all costs and expenses of any appeals therefrom.

(b) The Company or the Bank will bear all fees and expenses of its counsel, accountants and investment bankers, all filing fees to be paid to the SEC in connection with the proxy statement, the costs of printing and mailing the proxy statement for use at the meeting of Company shareholders to consider the Merger, and all other costs and expenses incurred by such persons or firm in the preparation of the Merger Agreement, the calling, noticing and holding of a meeting of shareholders to consider and act upon the Merger and the furnishing of information or other cooperation to AANA in connection with the preparation of regulatory applications.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

The Merger Agreement and side letter regarding employee benefits executed by AANA and the Company (the "Benefits Letter") provide for additional agreements concerning compensation for executive officers and employees of the Company and the Bank. Set forth below is certain information relating to these plans and arrangements as they are affected by the Merger, the Merger Agreement and Benefits Letter, including an estimate of settlement and termination amounts to be paid thereunder.

Holders of Stock Options and Shareholder Value Units. Under the Company
Incentive Plans, as of February   , 1997, options to purchase        shares of
Common Stock ("Stock Options") are outstanding, and all such Stock Options become immediately exercisable upon a change in control; the Merger will constitute such a change in control. Pursuant to the Merger Agreement, each Stock Option not previously exercised shall be cancelled immediately prior to the Effective Time for a per share cash payment equal to the difference between the Merger Consideration and the exercise price of each Stock Option. Such payment will be made only upon receipt of a cancellation agreement from the Stock Option holder. Set forth below are the number of shares of Common Stock covered by such Stock Options held by the Company's executive officers (the "Named Executive Officers") and the cash value of such Stock Options, assuming surrender in exchange for a per share payment equal to the excess of $59.00 over the option exercise price thereof.

                                                                  NUMBER OF              CASH VALUE
NAME OF EXECUTIVE OFFICER                                       STOCK OPTIONS         OF STOCK OPTIONS
-------------------------                                       -------------         ----------------
Thomas R. Ricketts..........................................
Garry G. Carley.............................................
Ronald J. Palmer............................................
Joseph Krul.................................................

The Merger Agreement provides that prior to the Effective Time the Company will terminate the Company Incentive Plans and cancel each outstanding Shareholder Value Unit ("SVU") granted under the Company's 1995 Stock Option and Shareholder Value Plan (the "1995 Plan"). In consideration for such cancellation, the Company will pay to the holders of SVUs an amount based upon the then value of the SVUs, prorated to reflect the number of months remaining in the original SVU measurement period. Based upon the estimated value of the SVUs as of December 31, 1996, the amounts payable to the Named Executive Officers with respect to SVUs held by each of them is as follows:

                                                              NUMBER OF   AMOUNT OF
                 NAME OF EXECUTIVE OFFICER                    SVUS HELD    PAYMENT
                 -------------------------                    ---------   ---------
Thomas R. Ricketts..........................................     400
Garry G. Carley.............................................     200
Ronald J. Palmer............................................     120
Joseph Krul.................................................     120

Pursuant to the Benefits Letter, AANA agreed to permit the Company to amend the Company Incentive Plans to enable the Compensation, Organization and Stock Option Committee of the Company's Board of Directors to authorize the advance payment in 1996 of all or a portion of the amount estimated to be payable with respect to the SVUs, and to accelerate into 1996 the exercisability of certain Stock Options scheduled to vest on January 1, 1997. The purpose of any such payments or acceleration would be to obtain certain tax benefits to preserve the value of those awards to such holders. On December 19, 1996, the Company's Board of Directors so amended the Plans. The Committee authorized the advance payment to Messrs. Palmer and Krul against the amount to be paid at the Effective Time with respect to the SVUs equal to the estimated SVU amounts set forth above, and the acceleration of Stock Options with respect to 1,307 shares held by Mr. Carley and 1,328 shares held by each of Messrs. Palmer and Krul.

Retention Bonus Program and 1997 Incentive Plan Participation. The Merger Agreement restricts the Company from granting any further stock options or SVUs to employees of the Company or the Bank. Historically, the Company has followed the practice of granting stock options and SVUs to officers and key employees during December of each year. In December 1995, the Company granted stock
options to over      officers and key employees and awarded SVUs to the 16
senior executive officers. In recognition of this benefit program, the Bank, with AANA's consent and approval, has established a retention bonus program for the benefit of those employees who would have received options during December 1996 but for the Merger Agreement (other than those 16 senior executive officers of the Bank who will receive severance payments pursuant to existing employment or severance agreements). The retention bonus awards will be equal to the number of stock options which would have been awarded, multiplied by $2.44, the difference between $59.00 and the average of the high and low sales prices for the Company's Common Stock on the NYSE on December 19, 1996, the date of the Company's Board of Directors meeting at which such stock options would have been granted. Such retention bonuses will be paid to employees only if they remain continuously employed until the Effective Time.

In the Benefits Letter, AANA has agreed to establish an incentive plan for those senior executive officers of the Bank identified in the Benefits Letter (other than Mr. Ricketts), which will provide that each such officer who remains employed by the Bank (or AANA or another AANA subsidiary) through December 31, 1997, will receive a minimum cash bonus equal to 15% or such officer's annual base salary as in effect immediately following the Effective Time. Such bonuses will be paid only if the officer (a) remains continuously employed by the Bank until December 31, 1997 or (b) remains continuously employed by the Bank (or AANA or another AANA subsidiary) through the Effective Time and retires or is involuntarily terminated prior to December 31, 1997 (in which event the bonus otherwise payable will be pro-rated based on the number of days from the date of the Effective Time through the date of retirement or involuntary termination as a percentage of the number of days from the Effective Time to December 31,
1997).

Employee Severance Compensation Plan. The Benefits Letter provides that AANA will establish or cause to be established a severance benefits program for those employees of the Company or the Bank who are involuntarily terminated as a result of the Merger (other than those employees who are parties to employment or similar agreements). In connection therewith, the Company will terminate benefit plans or programs (other than the employment and severance agreements with the Company's senior executive officers, and the severance plan applicable to former Bell Federal Savings and Loan Association employees) that provide, directly or indirectly, for the payment of separation or severance benefits of the type to be provided under AANA's new severance benefits program. The material terms of the AANA severance benefits program are as follows: Each person who is employed by the Company at the Effective Time and whose employment with AANA and all of its subsidiaries

(including the Bank) is terminated within one year after the Effective Time as the result of employer-initiated action for reasons attributable the Merger, and not for reasons attributable to misconduct or unsatisfactory performance below acceptable standards (as determined pursuant to AANA's applicable progressive discipline policy), will, upon execution of a release reasonably required by AANA, be eligible to receive severance pay. The amount of severance pay payable to an eligible employee in the event of such termination of employment is based upon the employee's weekly base pay. The severance pay shall be paid in installments on the regular pay dates following termination of employment for the designated severance pay period. The length of time during which continued payment of an employee's weekly base pay will be made is based on the employee's full years of service and his or her employment classification at the time of termination. The following table sets for the basis for this determination:

                                                                                            MAXIMUM
                                                                 BASE        SERVICE     SEVERANCE PAY
                   TITLE/CLASSIFICATION                        COMPONENT    COMPONENT        PERIOD
                   --------------------                        ---------    ---------    -------------
Vice President.............................................     16 weeks      2 weeks       52 weeks
Assistant Vice President and Other Officers................     12 weeks      2 weeks       52 weeks
Exempt Employees...........................................      6 weeks       1 week       52 weeks
Non-Exempt Employees.......................................      4 weeks       1 week       52 weeks

Any employee who is entitled to receive severance pay under the AANA program shall also be entitled to maintain COBRA coverage during the severance pay period at a cost equal to the cost charged to an active employee for similar coverage in lieu of the cost otherwise applicable under COBRA. Terminated employees who are [Vice Presidents or above] will be eligible for individual outplacement counseling, and other terminated employees will be provided with group outplacement counseling.

Standard Federal Employment and Severance Agreements. The Bank has maintained employment agreements with the Named Executive Officers which provide, among other things, for a three-year term of employment and for payments to the Named Executive Officer upon an event of termination following a change in control. Upon an event of termination, the executive officer is entitled to a payment equal to the greater of the payments remaining under the agreement or three times the average of the executive officer's W-2 compensation for the five preceding years provided that such payments cannot exceed the limitations on parachute payments contained in the Internal Revenue Code of 1986, as amended (the "Code"). The Merger will constitute a change in control under the Employment Agreements. Pursuant to the Benefits Letter, the Bank has amended each of the Employment Agreements to provide that an event of termination shall be deemed to occur following the Effective Time. As a result, the Named Executive Officers will be entitled to receive payments as follows: Mr. Ricketts
-- $       ; Mr. Carley -- $       ; Mr. Palmer -- $       ; and Mr. Krul --
$       .

The Bank has entered into Severance Compensation Agreements with its other senior management officers pursuant to which payments shall be made following the Effective Time.

Employment Arrangements and Directorships with the Bank. In connection with the execution of the Merger Agreement, AANA has extended offers of employment to Messrs. Carley, Palmer and Krul, at positions whose titles, duties and responsibilities will be developed over the next several months. The offers specify annual salaries of $250,000, $200,000 and $175,000, for Messrs. Carley, Palmer and Krul, respectively, and each will be eligible to receive annual cash bonuses under the annual incentive plan described above, as well as participate in AANA's long-term incentive plan. AANA has agreed to appoint Mr. Ricketts as a Director and Chairman of the Board of Standard Federal Bank at the Effective Time and as a Director of AANA's subsidiary, LaSalle Bank, FSB, and to pay Mr. Ricketts $350,000 annual compensation for such services. Mr. Ricketts will not be an employee of AANA or any of its affiliates. In the Benefits Letter, AANA has agreed to appoint Garry G. Carley, William E. Hoglund, John M. O'Hara, E.G. Wilkinson, Jr., and David P. Williams, each of whom is currently a director of the Company and the Bank, as continuing directors of the Bank, in addition to Mr. Ricketts. All other directors of the Company will cease to serve as directors of either the Company or the Bank at the Effective Time.

EFFECT ON EMPLOYEE BENEFIT PLANS

Under the Merger Agreement, AANA covenants to comply with its agreements to take certain actions described in the Merger Agreement and the Benefits Letter affecting employee benefits. The Merger Agreement provides that at the Effective Time, AANA or a subsidiary of AANA will, to the extent required by AANA, be substituted for the Company or its subsidiary as the sponsoring employer under those Company benefit plans with respect to which the Company or one of its subsidiaries is a sponsoring employer immediately prior to the Effective Time. Except as otherwise specifically provided in the Merger Agreement or the Benefits Letter, each such Company benefit plan shall be continued in effect by AANA or a subsidiary of AANA without termination or discontinuance, subject to AANA's right to subsequently amend or terminate any such benefit plan in accordance with its terms and with the provisions of any applicable law. The Merger Agreement also provides that after the Effective Time, at such times and to the extent set forth in the Benefits Letter, AANA shall provide each employee of the Company and any Company subsidiary (a) the opportunity to participate in each employee benefit plan and program maintained by AANA for similarly situated employees of AANA and its subsidiaries, (b) credit for service with the Company, the Bank or the Company's other subsidiaries under the AANA benefit plans with respect to the participation of such employees in the AANA benefit plans, and
(c) waiver of waiting periods and preexisting condition exclusions under the AANA benefit plans.

In the Benefits Letter, AANA agrees that it will maintain or cause to be maintained the Company's Retirement Plan from and after the Effective Time through the last day of the plan year ending December 31, 1997, or such later date as AANA shall in its sole discretion determine, at which time the Company's Retirement Plan will be merged with and into the AANA retirement plan. At the time of such plan merger, the AANA retirement plan will be amended to, in substance, provide that (i) the vesting and benefit service credited to the Company's employees under the Company's Retirement Plan shall be treated as vesting and benefit service, respectively, under the AANA retirement plan, (ii) upon the subsequent termination of employment of a Company employee who was a participant in the Company's Retirement Plan, such participant's retirement benefit will be equal to the greater of the benefit accrued under the Company's Retirement Plan as of the date of conversion into the AANA retirement plan or the benefit accrued under the AANA retirement plan, taking into account service under the Company's Retirement Plan for periods prior to the date of conversion and under the AANA retirement plan thereafter, through the date of retirement and (iii) certain lump sum retirement benefits will be payable to former employees of Bell Federal Savings and Loan Association as a result of that bank's former retirement plan, which was merged into the Company's Retirement Plan by the Company following the Company's acquisition of Bell Federal Savings and Loan Association in 1996.

REGULATORY APPROVALS

General. Consummation of the Merger is conditioned, among other things, on the approval of the Merger by the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the Bank Holding Company Act of 1956, as amended ("BHCA"), by the Michigan Banking Commissioner of Financial Institutions (the "Michigan Commissioner") under the Michigan Savings and Loan Act of 1980, as amended (the "Michigan Act"), and the Dutch Central Bank ("DCB"). These approvals are required by law and must be obtained before the Merger is consummated.

Federal Reserve Board. The Federal Reserve is authorized under the BHCA to approve an application by a bank holding company to acquire a savings association. AANA filed an application for approval of the Merger under the BHCA
on             , 1997. In determining whether to approve transactions such as the Merger, the Federal Reserve is directed by statute to consider whether the transactions can be expected to produce benefits to the public, such as greater convenience, increased competition or gains in efficiency that outweigh possible adverse effects, such as undue concentration of resources, decreased competition, conflicts of interest or unsound banking practices. The Federal Reserve is also required to evaluate the financial and managerial resources of AANA and the Company and the effect of the Merger on those resources. The decision of the Federal Reserve on the application is subject to judicial review by any aggrieved party. A requirement of a hearing or a judicial review of the order of the Federal Reserve could delay or prevent the completion of the Merger.

The regulations of the Federal Reserve provide for the publication of notice and the opportunity for public comment relating to the application for approval discussed above.

AANA has been advised that its application for approval of the Merger was accepted for processing under delegated authority by the Federal Reserve Bank of
Chicago (the "Federal Reserve Bank") on             , 1997. Under the
regulations of the Federal Reserve, the Federal Reserve Bank will act on the application within the 30-day period that began on the date the application was accepted for processing (a period that will be tolled by any public comments or other circumstances that may trigger further requests for information from the Federal Reserve Bank). There can be no assurance that the Federal Reserve Bank will continue processing the application under delegated authority.

There can be no assurance that the Federal Reserve will approve the Merger, and if the Merger is approved, there can be no assurance as to the date of such approval. There can likewise be no assurance that the Department of Justice will not challenge the Merger or, if such a challenge is made, as to the result thereof.

Michigan Commissioner of Financial Institutions. AANA filed an application with
the Michigan Commissioner on             , 1997 for approval of the Merger. The
Michigan Commissioner is authorized under the Michigan Act to approve the Merger provided the Michigan Commissioner determines that (i) Illinois law authorizes a Michigan holding company to take action in Illinois similar to the Merger, under conditions not unduly restrictive; (ii) the powers or privileges of any Illinois savings association if acquired by a Michigan holding company would not be unduly restricted as a result of such acquisition; (iii) the Merger will not impair the safety and soundness of Standard Federal Bank; and (iv) AANA has otherwise complied with certain requirements under Michigan law. In making its determination, the Michigan Commissioner is required to assess the composite record of the applicant and its subsidiaries in meeting the credit needs of the communities in the state in which they are located, including low- and moderate-income neighborhoods. In assessing the composite record of the applicant, the Michigan Commissioner is required to consider the factors considered by the appropriate federal bank regulatory agency pursuant to the Community Reinvestment Act and the regulations promulgated thereunder.

Under Michigan law, the Michigan Commissioner shall make such determination within 60 days of receipt of the application. There can be no assurance that the Michigan Commissioner will approve the Merger, and if the Merger is approved, there can be no assurance as to the date of such approval.

Dutch Central Bank. ABN AMRO Bank filed an application with De Nederlandsche Bank pursuant to Article 26 Paragraph 2 in connection with Article 24 of the Act on the Supervision of the Credit System 1992 (Wet Toezicht Kredietwezen 1992) to obtain a declaration of no objection for the Merger on November 26, 1996. By letter dated December 6, 1996, the Minister of Finance informed ABN AMRO Bank that it granted ABN AMRO Bank a declaration of no objection for acquiring and holding an indirect participation in the Company on the basis of a 100% participation in the share capital of the Bank through ABN AMRO Bank's wholly-owned subsidiary, AANA.

Exon-Florio Amendment. AANA and the Company provided the Committee on Foreign Investment in the United States (the "CFIUS") with written notification of the
Merger on             , 1997 and requested a determination that no investigation of the Merger is necessary under the Exon-Florio Amendment. The Exon-Florio Amendment authorizes the President of the United States to investigate and evaluate the effects on national security of mergers, acquisitions and takeovers by or with foreign persons. The Exon-Florio Amendment establishes the following 90-day timetable: (i) the CFIUS must determine whether to investigate a proposed acquisition within 30 days of its receipt of written notification; (ii) in the event the CFIUS elects to commence an investigation, it must be completed within 45 days of such election; and (iii) the President has 15 days following the completion of the investigation to take any action to suspend or prohibit the proposed acquisition. If no action is commenced within the 90-day time frame, the Merger may be completed. The President has delegated his investigative authority under the Exon-Florio Amendment to the CFIUS. There can be no assurance that the CFIUS will determine that no investigation of the Merger is necessary.

Office of Thrift Supervision. As a bank holding company, AANA is exempt from regulation under the Savings and Loan Holding Company Act pursuant to The Economic Growth and Regulatory Paperwork Act of 1996 (the "1996 Act"). As a result of the exemption, it is not anticipated that AANA will file a regulatory application or notice for prior approval of the Merger with the OTS. The 1996 Act directs the Federal Reserve to consult with the OTS in considering bank holding company acquisitions of thrifts. Given the recent enactment of the 1996 Act, there can be no assurance that the OTS will not comment on the application filed with the Federal Reserve, or if the OTS comments on such application, that the comments will not delay the processing of the application by the Federal Reserve.

OPTION AGREEMENT

At the time the Merger Agreement was executed, and in order to encourage AANA to enter into the Merger Agreement, the Company also entered into the Option Agreement with AANA. AANA has expressly indicated to the Company that it would be unwilling to enter into the Merger Agreement and consummate the transactions contemplated thereby without the benefit of the Option Agreement. Under the Option Agreement, the Company granted to AANA the right to purchase up to 6,209,894 newly issued, fully paid and nonassessable shares of Company Common Stock, as adjusted (19.9% of the authorized and outstanding shares of Common Stock), at a purchase price of $52.50 cash per share of Common Stock (the "Purchase Price"). The Option is exercisable by AANA, in whole or in part prior to its termination following the occurrence of any of the following events:

(a) if the Board of Directors of the Company withdraws its support of the Merger or fails to recommend approval of the Merger; or

(b) a person, other than AANA or any of its affiliates:

      (i) acquires beneficial ownership of 10% or more of the then outstanding Common Stock of the Company or any security representing the right or option to acquire 10% or more of the then outstanding Common Stock of the Company and if, after the occurrence of such an acquisition, the Board of Directors of the Company: (A) recommends such acquisition to the Company's shareholders for acceptance; (B) fails to undertake such acts as AANA reasonably requests to oppose such an acquisition; or (C) fails to recommend or withdraws its approval of the Merger Agreement to the shareholders of the Company;

      (ii) enters into an agreement with the Company pursuant to which such person or any affiliate of such person would (A) merge or consolidate, or enter into any similar transaction, with the Company or (B) acquire all or substantially all of the assets of the Company; or

     (iii) makes a bona fide proposal for any merger, consolidation or acquisition of all or substantially all of the assets of the Company or other business combination with the Company, and thereafter, but before such proposal has been unconditionally withdrawn or the Company has formally rejected the proposal in writing, the Company willfully commits any material breach of the Merger Agreement and such breach (A) would entitle AANA to terminate the Merger Agreement without regard to the cure periods provided for in the Merger Agreement, (B) is not cured and (C) would materially interfere with the Company's ability to consummate the Merger or materially reduce the value of the transaction to AANA.

Each of the events described above in items (a) and (b) is referred to hereinafter as a "Triggering Event." The Option Agreement provides AANA with certain abilities to require the Company to repurchase the Option for cash. Certain repurchase rights are triggered if (i) the Triggering Event described in item (b)(ii) in the preceding paragraph occurs and the events relating to such transaction are consummated; or (ii) if any person other than AANA or any of its affiliates acquires beneficial ownership of 50% or more of the then outstanding Company Common Stock. Upon the occurrence of the foregoing, AANA will have the right to receive (in lieu of exercising the Option) a cash payment equal to the Spread (as hereinafter defined) (the "Repurchase Consideration"). The "Spread" is defined as the amount equal to the excess, if any, over the Purchase Price of the higher of (i) the highest price per share of Company Common Stock as reported on the New York Stock Exchange within the six (6) months immediately preceding the date that AANA requests cash in lieu of shares; (ii) the price per share of Company Common Stock at which a tender offer or an exchange offer has been made; (iii) the price per share of Company Common Stock to be paid by any third party pursuant to an agreement with the Company; or (iv) in the event of a sale of substantially all of the assets of the Company, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of the Company divided by the number of shares of Common Stock outstanding at the time of such sale.

The Merger Agreement and the Option Agreement work in tandem to limit the aggregate consideration that AANA, or any successor-in-interest, may receive to $90,000,000 in the aggregate (the "Limit"). All amounts received by AANA, or any successor-in-interest, affiliate or transferee, as (a) consideration for the Option Shares or the Option, including any Repurchase Consideration, less any Purchase Price actually paid by AANA; or (b) costs, fees and expenses or other reimbursement amounts paid to AANA under certain provisions of the Merger Agreement shall be included in calculating the Limit. See "The Merger -- The Merger Agreement."

Under the Option Agreement, the Company also granted AANA certain registration rights with respect to shares of Common Stock acquired upon exercise of the Option and has agreed, upon AANA's request, to file an application to list such shares of Common Stock on the NYSE or on any other national securities exchange or automated quotation system.

The Option Agreement also provides for a substitute option in the event the Company enters into an agreement: (i) to consolidate with or merge into any person, other than AANA or one of its subsidiaries, and not be the surviving entity; (ii) to merge or consolidate with an entity other than AANA or one of its subsidiaries, wherein the Company is the surviving entity, but in connection with such merger, the then outstanding shares of Common Stock of the Company are changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock after such merger represent less than 50% of the outstanding shares and share equivalents of the merged entity; or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than AANA or one of its subsidiaries. In each case, the agreement governing such transaction will, upon consummation of any such transaction and upon the terms and conditions set forth in the Option Agreement, make proper provision so that the Option provided for in the Option Agreement will be converted into, or exchanged for, an option, at the election of AANA, of either the Acquiring Corporation (as hereinafter defined) or any person that controls the Acquiring Corporation (the "Substitute Option"). Acquiring Corporation means (i) the continuing or surviving corporation of a consolidation or merger with the Company; (ii) the Company in a merger in which the Company is the surviving or continuing entity; and (iii) the transferee of all or substantially all of the Company's assets. The Substitute Option will have all the same terms and conditions as the Option.

The Option Agreement will terminate upon the earliest to occur of (i) the Effective Time, as defined in the Merger Agreement; (ii) twenty-four (24) months after the occurrence of a Triggering Event; (iii) the wrongful termination of the Merger Agreement by AANA or termination by mutual agreement of the parties;
(iv) six (6) months after termination of the Merger Agreement by the Company due to a material breach of or default by AANA under the Merger Agreement; or (v) twelve (12) months after the termination of the Merger Agreement for any other reason. See "The Merger -- The Merger Agreement". The description in this Proxy Statement of the Option Agreement is qualified in its entirety by reference to the Option Agreement, a copy of which is attached hereto as Annex B.

NO DISSENTERS' RIGHTS

Section 762(2)(b) of the Michigan Business Corporation Act provides that a shareholder is not entitled to dissent from and obtain payment of the fair value of his or her shares in the event of the consummation of a plan of merger to which the corporation is a party if such shareholder will receive cash as consideration for his or her shares. Thus, holders of Company Common Stock will not have appraisal or dissenters' rights in connection with the Merger and their rights as stockholders will not be affected by how they vote on the Merger.

INFORMATION REGARDING ABN AMRO NORTH AMERICA, INC.

AANA is the wholly-owned management company for the North American operations of ABN AMRO Bank. ABN AMRO Bank is a bank and international multi-bank holding company organized under the laws of The Netherlands, which is owned by ABN AMRO Holding N.V., a Netherlands corporation and an international multi-bank holding company. As of June 30, 1996, ABN AMRO Bank had consolidated assets of approximately $385 billion. The principal offices of ABN AMRO Bank are located at Foppingadreef 22, 1102 BS Amsterdam, The Netherlands.

Headquartered in Chicago, Illinois, AANA oversees the operations and management of ABN AMRO Bank's U.S branch and agency structure, ABN AMRO Bank's Canadian and Mexican banking operations and various other U.S. activities. As of December 31, 1996, AANA had assets of more than $ billion and employed over 11,000 people in North America. The principal offices of AANA are located at 135 South LaSalle Street, Chicago, Illinois 60674.

AANA's principal subsidiaries are (i) LaSalle National Corporation, a Delaware corporation ("LNC"), and (ii) LaSalle Bank, FSB, a federally chartered stock
savings bank, which, with assets of $          billion as of December 31, 1996.
LaSalle Bank, FSB, is the largest thrift in the Chicago metropolitan area in terms of assets at December 31, 1996. Its principal lending activity is making loans secured by first mortgage liens on one-to-four family residences. LNC is a Chicago-based multi-bank holding company, the principal subsidiary of which is LaSalle National Bancorp., Inc., the parent company of LaSalle National Bank. LaSalle National Bank is a commercial bank providing a full range of banking services to individual and commercial customers from offices and branches in Chicago's Loop. LaSalle National Bank's commercial customers are primarily middle-market companies, for which the bank provides loans, trade finance, cash management, letters of credit and other banking services. Effective December 31, 1996, LaSalle National Trust, N.A., a full-service trust company and wholly-owned subsidiary of LNC located in downtown Chicago, was merged into LaSalle National Bank. As a result of the merger, LaSalle National Bank provides both corporate and personal trust services.

LNC is also the parent company of three community banks, LaSalle Bank, LaSalle Bank NI and LaSalle Northwest National Bank, all of which LNC operates as banking subsidiaries. LaSalle Bank is located in Westmont, Illinois and serves southwest suburban Cook County and the western Chicago suburbs of DuPage County. LaSalle Bank NI and LaSalle Northwest National Bank are located in the northwest Chicago metropolitan area. AANA also operates two banks acquired in 1996, LaSalle/Columbia National Bank of Chicago and LaSalle Bank Illinois, as wholly-owned stand alone bank subsidiaries in the Chicago metropolitan area.

AANA'S FINANCIAL ABILITY TO CONSUMMATE THE MERGER

AANA has informed the Company that any funds required to consummate the Merger and pay the Merger Consideration would be met through funding contributed to AANA by its parent company or its affiliates.

CERTAIN MATERIAL FEDERAL INCOME TAX CONSEQUENCES

The following discussion of material federal income tax consequences of the Merger under present law is for general information only and does not purport to be complete analysis of all tax consequences that may be relevant to any particular shareholder. Certain holders (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, employee shareholders, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. The discussion assumes that each shareholder holds shares of Common Stock as a capital asset. However, certain shareholders who are employees of the Company will not be entitled to treat certain of the shares which they may have acquired from the Company pursuant to the exercise of incentive stock options as capital assets or a portion of the gain on the sale of such shares as capital gain because they will be required to report any gain on the sale of such shares as taxable compensation from the Company.

The receipt of cash in exchange for shares of Common Stock pursuant to the Merger will be treated as a sale or exchange of the shares of Common Stock for federal income tax purposes, and may also be a taxable transaction for state, local and other tax purposes. Each shareholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash received and the cost or other tax basis of his, her or its shares of Common Stock surrendered. Except for gain attributable to certain shares owned by employees or directors of the Company as described above, gain or loss on the sale of the shares will be long-term capital gain or loss if the shares of Common Stock have been held by the shareholder for more than one year. Otherwise, gain or loss will be short-term capital gain or loss. The holding period with respect to the shares of Common Stock must be calculated separately with respect to each block of shares of Common Stock held by a shareholder.

Net capital gains of corporate taxpayers (i.e., the excess of net long-term capital gain over net short-term capital loss) and ordinary income are taxed at the same rate, to a maximum of 35%, except as to certain taxpayers which have taxable income in excess of $15 million, in which case the tax can increase to the lesser of 38% of such excess income over $15 million or $100,000. For non-corporate taxpayers, the maximum tax rate on long-term capital gains is 28%. However, the maximum tax rate on ordinary income and short-term capital gains is 36% while, in general, for taxpayers who have taxable income in excess of $250,000, the effective tax rate on the excess net income is increased to 39.6%. For certain categories of taxpayers such as for trusts and estates and married taxpayers who elect to file separate returns, the 39.6% tax bracket rate is applicable to net income below $250,000. The distinction between capital gains and ordinary income is relevant in that taxpayers may be limited in their ability to deduct net capital losses (which may be deducted in full against capital gains) against ordinary income. The receipt of cash for shares of Common Stock may be subject to backup withholding at the rate of 31% unless the holder
(i) is a corporation or comes within certain other exempt categories, or (ii) provides a certified taxpayer identification number and otherwise complies with the back-up withholding rules. Back-up withholding is not an additional tax; any amounts so withheld may be credited against the federal income tax liability of the person subject to the withholding. The back-up withholding rate should be checked to make sure it has not been changed. There is no assurance that applicable tax laws will not change prior to the Effective Time.

EACH SHAREHOLDER IS URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL INCOME TAX CONSEQUENCES, AS WELL AS WITH RESPECT TO ANY STATE, LOCAL OR OTHER TAX CONSEQUENCES OF THE MERGER AS WELL AS POSSIBLE ACTIONS WHICH MAY BE TAKEN PRIOR TO THE MERGER IN LIGHT OF EACH SHAREHOLDER'S PARTICULAR SITUATION.

PAYMENT FOR SHARES OF COMMON STOCK

The Merger Agreement provides that as soon as practicable after the Effective Time, AANA will cause to be mailed or otherwise delivered to each person who was, at the Effective Time, a holder of record of issued and outstanding Company Common Stock, a letter of transmittal and instructions for use in effecting the surrender of stock certificates which, immediately prior to the Effective Time, represented such shares. Upon surrender to LaSalle National Bank, as exchange agent (the "Exchange Agent"), of such certificates (or such documentation as is acceptable to and required by the Exchange Agent with respect to lost certificates), together with such letter of transmittal, duly executed and completed in accordance with the instructions with the letter of transmittal, the Exchange Agent will promptly cause to be paid to the persons entitled to payment a check in the amount of which such persons are entitled, after giving effect to any required tax withholdings. No interest will accrue or be payable with respect to the Merger Consideration.

DO NOT SEND ANY CERTIFICATES WITH THE ENCLOSED PROXY CARD AND DO NOT DELIVER ANY CERTIFICATES TO THE EXCHANGE AGENT PRIOR TO RECEIVING WRITTEN INSTRUCTIONS TO DO SO.

If payment is to be made to a person other than the registered holder of the certificate(s) surrendered, it will be a condition of such payment that the certificate(s) so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment will pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate(s) surrendered, or that such person establish to the satisfaction of AANA or the Exchange Agent that such tax has been paid or is not applicable. One hundred eighty (180) days following the Effective Time, AANA will be entitled to cause the Exchange Agent to deliver to it any funds made available to the Exchange Agent which have not been disbursed to holders of certificates formerly representing Company Common Stock outstanding at the Effective Time, and thereafter such holders will be entitled to look to AANA only as general creditors thereof with respect to the cash payable upon due surrender of their certificates. Except as otherwise provided in the Merger Agreement or the letter of transmittal, AANA will pay all charges and expenses, including those of the Exchange Agent, in connection with the payment of the Merger Consideration in exchange for Company Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND EXECUTIVE OFFICERS

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information, as of the Record Date, with respect to the only persons known by the Company to have filed a beneficial ownership report with the SEC pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act") with respect to 5% or more of the Company's outstanding Common Stock.

                                                                 AMOUNT AND NATURE
                                                                   OF BENEFICIAL              PERCENT
           NAME AND ADDRESS OF BENEFICIAL OWNER                      OWNERSHIP                OF CLASS
           ------------------------------------                  -----------------            --------
Loomis, Sayles & Company, L.P. ...........................                      [TO BE COMPLETED BASED
  One Financial Center                                                                ON FEBRUARY 1997
  Boston, Massachusetts 02111                                                                 FILINGS]
Legg Mason Wood Walker, Inc. .............................
  7 East Redwood Street
  Baltimore, Maryland 21203-7023
FMR Corp. ................................................
  82 Devonshire Street
  Boston, Massachusetts 02109
Neuberger & Berman........................................
  605 Third Avenue
  New York, New York 21203-7023

-------------------------
[FOOTNOTES TO COME]

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as of the Record Date, information as to Common Stock beneficially owned, as of the Record Date, by directors and executive officers of the Company, and by the directors and executive officers as a group.

                                                                 NUMBER           PERCENT
                            NAME                                OF SHARES         OF CLASS
                            ----                                ---------         --------
Beverly Beltaire............................................                         *
Garry G. Carley.............................................                         *
Ernest L. Grove, Jr.........................................                         *
Norman P. Hahn..............................................                         *
William P. Hoglund..........................................                         *
John M. O'Hara..............................................                         *
Jack L. Otto................................................                         *
Thomas R. Ricketts..........................................                         *
E. G. Wilkinson, Jr.........................................                         *
David P. Williams...........................................                         *
Joseph Krul.................................................                         *
Ronald J. Palmer............................................                         *
All Directors and Officers as a group.......................

-------------------------
* Less than 0.1%
[FOOTNOTES TO COME]

EXPERTS

The consolidated financial statements of the Company and its subsidiaries incorporated by reference into this Proxy Statement have been audited by Deloitte & Touche LLP, independent auditors, for the periods indicated in their report thereon, which is included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995. The consolidated financial statements audited by Deloitte & Touche LLP have been incorporated herein by reference in reliance on their report given on their authority as experts in accounting and auditing. Representatives of Deloitte & Touche LLP will be present at the Special Meeting, will be given an opportunity to make a statement, if they so desire, and will be available to respond to any appropriate questions.

SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

If the Merger is not completed, the next annual meeting of shareholders of the Company is expected to be held during the second quarter of 1997. Any proposal a shareholder wishes to have included in the Company's Proxy Statement for the 1997 Annual Meeting must be received at the Company's executive offices, 2600 West Big Beaver Road, Troy, Michigan 48084, not later than April 1, 1997.

The Bylaws of the Company provide an advance notice procedure for certain business to be brought before an annual meeting. In order for a shareholder to properly bring business before an annual meeting, the shareholder must give written notice to the Secretary of the Company not less than sixty (60) days before the anniversary of the preceding year's annual meeting, provided, however, that in the event that the date of the annual meeting is advanced by more than twenty (20) days, notice by the shareholder to be timely must be delivered or received not later than the close of business on the later of the sixtieth (60th) day prior to such annual meeting or the tenth day following the day on which notice of the date of the annual meeting was mailed. The notice must include the shareholder's name and address, as it appears on the Company's record of shareholders, a brief description of the proposed business and the reasons for conducting such business at the annual meeting, the class and number of shares of the Company's capital stock that are beneficially owned by such shareholder and any material interest of such shareholder in the proposed business.

In the case of nominations to the Board, certain information regarding the nominee must be provided ninety (90) days in advance of the annual meeting. Nothing in the Bylaws of the Company requires the Company to include in its proxy statement and proxy relating to an annual meeting any shareholder proposal that does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by the Company with the Commission pursuant to the Exchange Act are hereby incorporated by reference into this Proxy Statement:

(1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

(2) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996, and September 30, 1996;

(3) The Company's Current Reports on Form 8-K, filed on May 15, 1996, June 14, 1996 and November 22, 1996; and

(4) All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the date of the Special Meeting.

Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed documents which also are incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

This Proxy Statement incorporates documents by reference which are not presented herein or delivered herewith. The Company will provide without charge, upon the oral or written request of any shareholder entitled to vote at the Special Meeting, including any beneficial owner of Common Stock, to whom this Proxy Statement is delivered, a copy of any and all information (excluding exhibits, except such exhibits as have been specifically incorporated by reference) that has been incorporated by reference into this Proxy Statement. Requests for such information should be directed to Garry G. Carley, Executive Vice President and Secretary, Standard Federal Bancorporation, Inc., 2600 West Big Beaver Road, Troy, Michigan 48084 (telephone (810) 643-9600). Copies of such information may also be inspected and copied at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Room 1400 75 Park Place, New York, New York 10007. In addition, the Commission maintains a World Wide Web site that contains reports, proxy and information statements that are filed electronically with the Commission. The address of the site is http://www.sec.gov.

OTHER BUSINESS

The Board of Directors is not aware of any matters to be presented for consideration at the Special Meeting other than those matters described in this Proxy Statement. If any other matters should properly come before the Special Meeting, the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the holders of the proxies.

BY ORDER OF THE BOARD OF DIRECTORS,

Garry G. Carley
GARRY G. CARLEY
Executive Vice President and Secretary
Troy, Michigan
March 7, 1997

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